Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

TERUMO CORPORATION,

TERUMO HEART, INC.,

AND

THORATEC CORPORATION

Dated as of June 30, 2013

i

ii

Section 9.9	Severability	54
Section 9.10	Counterparts	55
Section 9.11	Expenses	55
Section 9.12	Interpretation; Absence of Presumption	55

EXHIBITS

Exhibit A	Form of Supply Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of General Assignment and Bill of Sale
Exhibit D	Form of Intellectual Property License Agreement
Exhibit E	Form of Distribution Agreement
Exhibit F	Form of NTN Sublicense Agreement
Exhibit G	Form of Processing Agreement
Exhibit H	Form of Sublease Agreement
Exhibit I	Form of Real Property License Agreement
Exhibit J	Form of Patent Assignment Agreement
Exhibit K	Allocation Principles

ANNEXES

Annex A	Product Description
Annex B	Product Pump Description

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of June 30, 2013 (this “Agreement”), by and among Terumo Corporation, a corporation formed pursuant to the Laws of Japan (“Seller Parent”), Terumo Heart, Inc., a Delaware corporation (“THI”) (each of Seller Parent and THI a “Seller” and, collectively, the “Sellers”), and Thoratec Corporation, a California corporation (“Purchaser”).  Each of the Sellers and Purchaser, as applicable, is sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”  All capitalized terms used herein shall have the meanings specified in Article I below or elsewhere in this Agreement, as applicable.

WHEREAS, the Sellers are, directly or indirectly, engaged in design and pre-clinical research and development activities related to the Product (the “Business”); and

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, certain assets related to the Business, and Purchaser desires to acquire such assets and to assume certain liabilities related to the Business, in each case upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions.  As used herein, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ann Arbor Facility” means the facility located at 6190 Jackson Road, Ann Arbor, Michigan 48103-9300.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, the U.K. Bribery Act of 2010, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any other applicable anti-bribery or anti-corruption Laws.

“Application Target Date” means July 1, 2016, as may be extended pursuant to Section 2.10(b), Section 2.10(d) or Section 5.2(b).

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in San Francisco, California or Tokyo, Japan.

“Business Employee” means those employees of the Sellers or their respective Affiliates in the United States who are principally engaged in providing services to, or in support of, the Business.

“CE Mark” means the mark to be affixed to a Covered Product indicating that Purchaser or its Affiliates have secured an EC Declaration of Conformity for such Covered Product, and such successor regulatory approvals required by the European Community for the importation, promotion, pricing, marketing and sale of a Covered Product.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar Law.

“COBRA Liability” means all Liabilities arising under COBRA (i) in respect of any Business Employee (or any beneficiary or dependent thereof) who does not become a Transferred Business Employee, and (ii) arising on or prior to the applicable Employment Commencement Date, with respect to any Transferred Business Employee (or any beneficiary or dependent thereof).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Sale” means the sale of a Covered Product, after Regulatory Approval of such Covered Product in the jurisdiction in which such sale occurs, by or on behalf of Purchaser, its Affiliates, licensees or sublicensees to a third party.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of September 6, 2011, as amended February 23, 2012 and December 6, 2012, by and between Seller Parent and Purchaser.

“Contamination” means the emission, discharge, release or migration of any Hazardous Material to, on, onto, into or through the environment.

“Contract” means any oral or written contract, lease, license, commitment, indenture or agreement.

“Contract Target Date” means August 15, 2016, as may be extended pursuant to Section 2.10(b), Section 2.10(d) or Section 5.2(b).

“Covered Loss” means, subject to Section 7.8, all losses, Liabilities, claims, actions, causes of actions, costs, fines, damages, Judgments, payments (including those arising out of any settlement or Judgment), Taxes, penalties and out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees and disbursements).

“Covered Products” means (i) the Product, as may be modified or further developed by Purchaser or its Affiliates following Closing, (ii) any Mechanical Circulatory Device or Mechanical Circulatory Support System developed or commercialized by Purchaser or its Affiliates that is substantially based on the Product, and (iii) any other Mechanical Circulatory Device developed or commercialized by Purchaser or its Affiliates that incorporates the Product Pump.

“Designated Third Party Claim” has the meaning set forth in Schedule 7.2(a)(v).

“DH-I Products” has the meaning set forth for such term in the IP License Agreement.

“DH-II Products” has the meaning set forth for such term in the IP License Agreement.

“DLC Equipment” means the equipment used by Seller Parent to apply the proprietary “diamond like coating” process to components included in the DH-II Products, as more fully described in the Processing Agreement, which equipment is included in the Purchased Assets and further identified on Schedule 1.1(e).

“DLC IP” means all Know-How and other Intellectual Property rights exclusively necessary for, related to, or covering (i) the DLC Equipment, including the design, design history files and other specifications (including the set up and configuration thereof) of or for the DLC Equipment, (ii) the application of “diamond-like coating” or “DLC” to components of the DH-II Products (the “DLC Process Technology”), (iii) the practice of the DLC Process Technology and (iv) methods, articles of manufacture or compositions otherwise used exclusively in the performance of activities conducted by or on behalf of Seller Parent under the Processing Agreement.

“Environmental Laws” means, collectively, any and all Laws and Judgments relating to the preservation or protection of the environment, public and worker health and safety, Contamination or Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business (whether or not incorporated) that together with any other entity, trade or business is, or was at the relevant time, a member of a group described in Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA, or a member of the same “controlled group” pursuant to Section 4001(a)(14) of ERISA.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended, including the rules and regulations promulgated thereunder.

“Force Majeure” means any cause beyond the reasonable control of the Party affected and not due to removable or remediable causes which the affected Party fails to remove or remedy within a reasonable period of time, which the affected Party, notwithstanding its exercise of due diligence, is unable to avoid, including wars or other civil conflicts, acts of terrorism, civil disorders or significant adverse changes in political or social conditions, floods, drought, earthquake, storm, fire, lightning, epidemic, equipment failures which require lengthy repair or replacement of equipment, labor dispute, labor or material shortage or sabotage.

“Form 8-K” means the current report on Form 8-K with respect to this Agreement and the Transaction to be filed by Purchaser following the Closing in accordance with applicable securities Laws, and containing disclosure consistent with Schedule 1.1(d).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any official, officer, employee, or any Person acting in an official capacity for or on behalf of, any company, business, enterprise or other Person owned (in whole or in substantial part), controlled by or Affiliated with a Governmental Entity.

“Governmental Entity” means (i) any national, state, local, supranational or foreign government or any subdivision, agency, instrumentality, authority, self-regulatory organization, department, commission, board or bureau thereof, (ii) any court of competent jurisdiction, arbitrator, administrative agency or commission, or (iii) any other national, state, local, supranational or foreign Governmental Entity or instrumentality.

“Hazardous Material” means any substance, pollutant, contaminant, material and waste that is defined, listed or classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” or a “contaminant,” including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum byproducts, radioactive materials and radon gas.

“Healthcare Laws” means the FDCA, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the European Medical Device Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended) and any European Economic Area Member State Laws implementing the provisions of these directives, the Misleading and Comparative Advertising Directive (2006/114/EC), the Unfair Commercial Practices Directive (2005/29/EC), and any European Economic Area Member State Laws implementing the provisions of these directives, all regulations or guidance promulgated pursuant to such Laws, and any other foreign, federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, or distributing medical device products.

“Indebtedness” means, with respect to any Person (whether or not contingent and including all outstanding principal, prepayment premiums, penalties and similar amounts, if any, and accrued but unpaid interest, fees and expenses related thereto): (i) indebtedness for borrowed money in respect of which such Person is liable as obligor or otherwise (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (ii) any obligations of such Person to pay the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business and payable consistent with past practices); (iii) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (iv) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (v) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; (vi) any commitment by which such Person assures a creditor against loss (including contingent reimbursement liabilities with respect to letters of credit); and (vii) any obligations of the type described in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“Intellectual Property” means all intellectual property rights in any country or jurisdiction, including, but not limited to: (i) all Patents, (ii) all trademarks, service marks, trade names, service names, trade dress and logos, rights in brand names, slogans, internet domain names and corporate names (whether or not registered), including all goodwill associated therewith, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing (collectively “Trademarks”), (iii) all copyrights, moral rights, database rights and design rights, in each case whether or not registered, and registrations and applications for registration thereof (“Copyrights”), (iv) all Trade Secrets, including without limitation those arising from or in respect of the Know-How, (v) all Copyrights and other intellectual property rights in Software, firmware, middleware and other computer programs, including any and all such rights in software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, and all electronic data, databases and data collections, (vi) all other intellectual property rights, including without limitation rights of publicity, privacy, moral rights and rights of attribution and (vii) any rights to sue or otherwise recover for any past, present or future infringement, dilution, misappropriation or other violation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, injunction, order, ruling, charge, writ, assessment or decree of any Governmental Entity.

“Key Employee” means those employees of the Sellers set forth on Schedule 1.1(a).

“Know-How” means any proprietary information concerning the manufacture, preparation, development (including research, pre-clinical and clinical), or commercialization of the Product, including data, Product specifications, processes, Product designs, validation methods and procedures, plans, trade secrets, ideas, concepts, inventions (whether patentable or unpatentable), patent or invention disclosures, formulae, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical information, technical information, research information, manufacturing information, marketing and sales information, and all other confidential or proprietary technical or business information, whether or not embodied in any documentation or other tangible materials, and records, books or other documentation of any of the foregoing.

“Knowledge” means, in each case as of the date of this Agreement, (i) with respect to the Sellers, the actual knowledge, or the knowledge that would be obtained after reasonable consultation with the Business Employees or employees of the Sellers or their respective Affiliates in Japan who would reasonably be expected to have information regarding the subject matter of such consultation, of any Person listed in Schedule 1.1(b), and (ii) with respect to Purchaser, the actual knowledge or the knowledge that would be obtained after reasonable consultation with the employees of Purchaser who would reasonably be expected to have information regarding the subject matter of such consultation, of any Person listed in Schedule 1.1(c).

“Law” means any national, state, local, supranational or foreign law (including common law), statute, code, Judgment, ordinance, rule, regulation or treaty (including any Tax treaty), in each case issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” means all debts, liabilities, losses, damages, guarantees, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, lease, sublease, covenant, right of way, claim, license, restriction or other encumbrance of any kind.

“Material Adverse Effect” means any event, occurrence, change, condition or effect that individually or in the aggregate, has a material adverse effect on the Business, taken as a whole,  or the Purchased Assets and the Assumed Liabilities, taken as a whole, but shall exclude any event, occurrence, change, condition or effect resulting or arising from: (i) events, occurrences, changes, conditions or effects that generally affect the Mechanical Circulatory Device or Mechanical Circulatory Support System markets, (ii) general economic or political events, changes, conditions or effects affecting the securities markets generally, or (iii) any conditions resulting from natural or manmade disasters; provided, that in the case of clauses (i), (ii) and (iii) that such exclusions shall not apply to the extent that there is a disproportionate impact on the Business or on the Purchased Assets and Assumed Liabilities relative to other businesses or Persons in the Mechanical Circulatory Device or Mechanical Circulatory Support System markets.

“Mechanical Circulatory Device” means any ventricular assist device that can be used intracorporeally, extracorporeally or paracorporeally to assist, supplement, enhance, support or replace, by any mechanism, the function or pumping mechanism of the human heart or any one (1) or more of the heart chambers.

“Mechanical Circulatory Support System” means any system that assists, supplements, enhances or supports, by any mechanism, the function or performance of the cardiovascular circulatory system or the human heart (whether intracorporeally, extracorporeally or paracorporeally).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Patents” means all patents (including without limitation all utility and design patents, supplementary protection certificates, reissues and reexaminations), patent applications (including without limitation all nonprovisional, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications and reissue, and re-examination applications), and any term extension or other action by a Governmental Entity which provides rights beyond the original expiration date of any of the foregoing, and all international equivalents of any of the foregoing.

“Pension Plan” means any Seller Benefit Plan that is subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA or Title IV of ERISA.

“Permits” means permits, approvals, authorizations, consents, listings, franchises, exemptions, orders, qualifications, registrations, licenses or certificates issued by any Governmental Entity.

“Permitted Liens” means the following Liens: (i) statutory liens for current Taxes not yet due and payable; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Liens statutorily imposed by Law, in each case, that are for amounts that are not yet due or delinquent and on a basis consistent with past practice or in the ordinary course of business; and (iii) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Proceeding” means any action, suit, investigation, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding) or hearing commenced,

brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Product” means the Sellers’ DuraHeart II Left Ventricular Assist System in existence as of the date hereof, as further described on Annex A hereto.

“Product Pump” means the pump component of the DuraHeart II Left Ventricular Assist System in existence as of the date hereof, as further described on Annex B hereto.

“Property Taxes” means real, personal, Japanese fixed asset and similar ad valorem property Taxes.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to the Sellers.

“Purchaser Taxes” means any Transfer Taxes allocated to Purchaser pursuant to Section 6.2 and Property Taxes allocated to Purchaser pursuant to Section 6.3.

“Registered IP” shall mean Intellectual Property that is registered, filed, issued or granted under the authority of, with or by any Governmental Entity, including Patents, registered copyrights, registered trademarks, domain names and applications for any of the foregoing.

“Regulatory Approval” means with respect to a country or jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Covered Product in such country or jurisdiction, including, where applicable, (i) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (ii) labeling approval and (iii) technical, medical and scientific licenses, in each case necessary for commercial distribution, sale or marketing of such Covered Product in such country or jurisdiction.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the development, manufacturing or commercialization of a Covered Product in any country.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into or through the indoor or outdoor environment (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing any Hazardous Materials).

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisors, agents, consultants or other representatives of such Person.

“Seller Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), including any plan, program, policy, agreement or arrangement relating to equity-based compensation, employment, retirement, compensation, retention, severance, change-in-control, termination, profit-sharing, bonus, incentive, deferred compensation, collective bargaining, employee loan, material fringe benefit, vacation or sick pay, medical, retiree medical and paid time off, and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any spouse, dependent or beneficiary thereof) performing services relating to the Business that is sponsored, maintained or contributed to or by any Seller or any Subsidiary of such Seller or any of their respective ERISA Affiliates, or under which any Seller or any of its ERISA Affiliates may have any present or future Liability.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by the Sellers to Purchaser.

“Seller Taxes” means any Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business for the Pre-Closing Tax Period, any Liability for any withholding Tax imposed under applicable Law with respect to any payment by Purchaser pursuant to this Agreement or any Transaction Document (except to the extent of any withholding Tax that would not be imposed under applicable Law but for an assignment by Purchaser to an Affiliate pursuant to Section 9.2 of this Agreement or any Transaction Document) and any Taxes of the Sellers, including (i) any Liability of any Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise; (ii) Transfer Taxes allocated to the Sellers pursuant to Section 6.2; and (iii) Property Taxes allocated to the Sellers pursuant to Section 6.3.

“Seller Transaction Expenses” means any fees and expenses in respect of which any Seller or any of its Affiliates may have any Liability, which arise from, were incurred in connection with, or are incidental to the Transaction Documents and the transactions contemplated hereby and thereby, including, but not limited to, the fees, costs and expenses of legal, accounting, financial and other advisors, and all amounts (including any Taxes and any associated withholding Taxes payable by such Seller or any of its Affiliates with respect thereto) payable by any Seller or any of its Affiliates, whether immediately or in the future, under any “change of control,” retention, bonus, termination, compensation, severance or other similar arrangements in connection with the consummation of the transactions contemplated hereby and thereby (including any such amounts payable to any employee of any Seller or any of its Affiliates at the election of such employee pursuant to any such arrangements).

“Software” means all application software, including all source code and object code versions thereof.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (i) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such Person is a general partner or managing member.

“Target Date” means each of the Application Target Date and the Contract Target Date, and together, the “Target Dates,” in each case, as may be extended pursuant to Section 2.10(b), Section 2.10(d) or Section 5.2(b).

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Proceeding” means any audit, examination, contest, litigation or Proceeding with, by or against any Taxing Authority.

“Tax Return” means any return, declaration, report, written communication, claim for refund or information return or statement required to be filed or actually filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or imposition of any Tax.

“TCVS” means Terumo Cardiovascular Systems Corporation, a Delaware corporation and wholly-owned Subsidiary of Seller Parent.

“Trade Secrets” shall mean any confidential inventions, processes, formulae, prototypes, physical or electronic components, developments, discoveries, technology, biological materials, compounds, technical information, methods, molecules, protocols, reagents, experiments, lab results, tests, know-how, concepts, ideas, research and development, business plans, strategies or other confidential or proprietary information or materials which in the reasonable business judgment of the owner thereof have value or confer a competitive advantage to such owner due to being not generally known or not publicly disseminated.

“Transaction” means collectively the transactions contemplated under the Transaction Documents to occur at the Closing.

“Transaction Documents” means this Agreement, the Supply Agreement, the Transition Services Agreement, the General Assignment and Bill of Sale, the IP License Agreement, the Distribution Agreement, the NTN Sublicense, the Processing Agreement, the Sublease, the Real Property License and the Patent Assignment Agreement.

“WARN” means the Worker Adjustment Retraining and Notification Act, 29 U.S.C. Section 2101 et seq., as amended.

“Withdrawal Liability” means Liability to a Multiemployer Plan under Part I of Subtitle E of Title IV of ERISA.

Section 1.2                                    Other Defined Terms.  In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
1,000 Milestone Payment	2.9(d)(ii)
10,000 Milestone Payment	2.9(d)(iv)
500 Milestone Payment	2.9(d)(i)
5.000 Milestone Payment	2.9(d)(iii)
Agreement	Preamble
Allocation	2.11(a)
Antitrust Laws	3.3
Approval Milestone Payment	2.9(c)
Approvals	2.12
Assigned Contracts	2.4(a)
Assumed Liabilities	2.6
Audited Abbreviated Business Financials	5.8
Base Line Employment Terms	5.2(a)
Base Purchase Price	2.2
Business	Recitals
Business Permits	3.8(b)
Cap	7.2(b)(ii)
CE Mark Approval Milestone Payment	2.9(b)
Closing	2.3
Closing Date	2.3
Copyrights	1.1
Distribution Agreement	2.8(a)(vi)
DLC Process Technology	1.1
Employment Commencement Date	5.2(a)
Excluded Assets	2.5
Excluded Trademarks	2.5(d)
Extended Target Dates	2.10(b)
Failure Date	2.10(a)
Failure Notice	2.10(a)
Final Acceleration Payment	2.10(c)
First Clinical Trial	2.10(a)
General Assignment and Bill of Sale	2.8(a)(iv)
ICDR	9.8(a)
ICDR Rules	9.8(b)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Initial Acceleration Payment	2.10(b)
Initial Business Employees	5.2(a)
Inventory	2.4(i)
IP License Agreement	2.8(a)(v)
LPR	5.2(h)
Malicious Code	3.6(g)

Term	Section
Material IP Contracts	3.6(b)
Milestone Payment	2.9(a)
Non-Solicitation Period	5.4(a)
NTN Sublicense	2.8(a)(vii)
Party	Preamble
Patent Assignment Agreement	2.8(a)(xi)
Processing Agreement	2.8(a)(viii)
Project Plan	5.6
Purchase Price	2.2
Purchased Assets	2.4
Purchased Copyrights	2.4(d)
Purchased Documentation	2.4(h)
Purchased IP	2.4(f)
Purchased Know-How	2.4(e)
Purchased Patents	2.4(c)
Purchased Software	2.4(b)
Purchased Software IP	2.4(f)
Purchased Tangible Assets	2.4(g)
Purchaser	Preamble
Purchaser 401(k) Plan	5.2(c)
Purchaser Fundamental Representations	7.1(b)
Purchaser Indemnified Parties	7.2(a)
Purchaser Material Adverse Effect	4.1
Qualifying IP Claim	7.7(a)
Real Property License	2.8(a)(x)
Regulatory Sale	8.1
Repurchase	2.10(e)
Repurchase Closing Date	2.10(e)
Repurchase Notice	2.10(a)
Repurchase Option	2.10(a)
Repurchased Assets	2.10(a)
Retained Liabilities	2.7
Sale Assets	8.1
Sale Notice	8.1
Seller	Preamble
Seller Fundamental Representations	7.1(a)
Seller Indemnified Parties	7.3(a)
Seller Parent	Preamble
Seller’s 401(k) Plan	5.2(c)
Severance Policy	5.2(i)
Sublease	2.8(a)(ix)
Substitute Business Employee	5.2(a)
Supply Agreement	2.8(a)(ii)
Target Actions	2.10(a)
THI	Preamble

Term	Section
Third Party Claim	7.4(a)
Threshold	7.2(b)(i)
Trademarks	1.1
Transfer Taxes	6.2
Transferred Business Employee	5.2(a)
Transition Services Agreement	2.8(a)(iii)
V&V Testing	2.10(d)
‘888 Patent	Schedule 7.2(a)(v)

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1                                    Purchase and Sale.  Subject to the terms and conditions of this Agreement, each Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from the Sellers, the Purchased Assets free and clear of all Liens (other than Permitted Liens), for good and valuable consideration including the payment by Purchaser of the Purchase Price and the assumption by Purchaser of the Assumed Liabilities.

Section 2.2                                    Purchase Price.  The aggregate purchase price payable by Purchaser upon the consummation of the Transaction, subject to adjustments as contemplated hereby, shall be Thirteen Million Dollars ($13,000,000) (the “Base Purchase Price,” and as adjusted pursuant to Section 2.9, the “Purchase Price”).

Section 2.3                                    Closing Date.  The closing of the Transaction (the “Closing”) shall take place at 2:00 a.m. San Francisco time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, on the date hereof or at such other place, time and date as may be agreed among the Sellers and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4                                    Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in and to the following assets, properties, privileges and interests as of the Closing, wherever located, but excluding the Excluded Assets (the “Purchased Assets”):

(a)                                 Any and all Contracts primarily relating to the Business (the “Assigned Contracts”), including the purchase orders set forth on Schedule 2.4(a)(i) and the Contracts set forth on Schedule 2.4(a)(ii); provided, that in no event shall any Contracts set forth on Schedule 2.4(a)(iii) be an Assigned Contract or Purchased Asset hereunder;

(b)                                 The Software exclusively related to the Product or the DLC Equipment (the “Purchased Software”);

(c)                                  The Patents listed in Schedule 2.4(c) (the “Purchased Patents”);

(d)                                 Any and all Copyrights exclusively relating to the Product or the DLC Equipment (the “Purchased Copyrights”);

(e)                                  Any and all Trade Secrets in Know-How primarily relating to the Product or included in the DLC IP, including those embodied in the Purchased Documentation and the other documentation set forth on Schedule 2.4(e) (the “Purchased Know-How”);

(f)                                   Any and all Intellectual Property rights in the Purchased Software to the extent not otherwise included in the Purchased Patents, Purchased Copyrights or Purchased Know-How (“Purchased Software IP,” together with the Purchased Patents, the Purchased Know-How, the Purchased Copyrights and the DLC IP, collectively, the “Purchased IP”);

(g)                                  Any and all tangible assets (including tools, machinery, equipment, fixtures, installations, tools, spare parts, supplies, materials, and other personal property) that primarily relate to the Business, all of which such material assets are set forth on Schedule 2.4(g), and the DLC Equipment (the “Purchased Tangible Assets”).

(h)                                 Any and all information, documentation, data and materials (whether in electronic form or otherwise) primarily relating to the Product or exclusively relating to the DLC Equipment or the DLC IP, in each case, that is owned, possessed or controlled by Sellers as of the Closing, including, as applicable, all personnel and employment records of the Transferred Business Employees, technical information, manufacturing processes and procedures, parts and assemblies, drawings, specifications, inspection documents, design history files, engineering documents, prototypes, research and development files, quality system documentation, procedures and test methods, design development verification and validation protocols and reports relating thereto, invention disclosures, file histories, technical data, performance testing documentation, pricing and cost information, and supplier lists and information, clinical data, regulatory correspondence and records (including any files, correspondence and filings related to or with the FDA or other Regulatory Authorities), and other documentation, data and materials, in each case solely to the extent the foregoing are related primarily to the Product or exclusively relating to the DLC Equipment or the DLC IP (collectively, the “Purchased Documentation”);

(i)                                     Any and all raw materials, work-in-process, finished goods, supplies and other inventories that primarily relate to the Business, all of which are set forth in all material respects on Schedule 2.4(i) (collectively, the “Inventory”);

(j)                                    Any and all prepaid expenses that primarily relate to the Business, and deposits made, received, kept or held for the benefit of the Business, including those arising out of the Assigned Contracts;

(k)                                 Any and all transferable Business Permits, including the Business Permits set forth on Schedule 2.4(k);

(l)                                     Any and all DLC IP; and

(m)          All assets, rights and properties set forth or described in Schedule 2.4(m) and any other assets, rights and properties (other than Intellectual Property) that relate primarily to the Business which are not covered by the foregoing clauses (a) through (l).

Section 2.5            Excluded Assets.  Notwithstanding anything to the contrary contained herein, any and all of the Sellers’ right, title and interest in and to the following assets (the “Excluded Assets”) shall be specifically excluded from, and shall not constitute, the Purchased Assets:

(a)           All Seller Benefit Plans and any and all assets related to such Seller Benefit Plans;

(b)           Any and all Contracts other than the Assigned Contracts;

(c)           All owned and leased real property and other interests in real property;

(d)           Any and all Intellectual Property other than the Purchased IP, including all Trademarks used in connection with the Business as of Closing (the “Excluded Trademarks”) and all Intellectual Property related exclusively to Existing DH-I;

(e)           Copies of the Purchased Documentation and other information, materials and data related exclusively to Existing DH-I;

(f)            Any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not relating to the Business, for all periods before, through and after the Closing;

(g)           Any and all non-transferrable Business Permits and Business Permits set forth or described in Schedule 2.5(g);

(h)           All assets, rights and properties set forth or described in Schedule 2.5(h); and

(i)            All refunds, credits, rights to refunds, adjustment or similar benefit (including interest thereon) and any other Tax assets of the Sellers or any of their Affiliates, including any such item relating to any Purchased Asset or Assumed Liability for any Pre-Closing Tax Period but excluding any such item relating to Transfer Taxes allocated to Purchaser under Section 6.2 or Property Taxes specifically allocated to Purchaser under Section 6.3; and, subject to the Sellers’ obligations under Section 6.1, all Tax Returns, books and records (including work papers related thereto) of the Sellers or any of their Affiliates.

The Parties acknowledge and agree that neither Purchaser nor any of its Affiliates will acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Assets.

Section 2.6            Assumed Liabilities.  Effective at the Closing or, as set forth in Section 2.6(c), on the applicable Employment Commencement Date, Purchaser shall assume and agree to discharge or perform only the following Liabilities of the Sellers to the extent related to or arising out of the Purchased Assets or the Business (the “Assumed Liabilities”):

(a)           To the extent arising out of events or transactions first occurring on or after the Closing Date, any and all Liabilities relating to or arising out of the Assigned Contracts (excluding, for the avoidance of doubt, any Liabilities arising out of or related to the nonperformance of any Assigned Contract or a breach, default or violation (or any matter that with notice or the passage of time would constitute a breach, default or violation of any Assigned Contract) thereunder prior to the Closing);

(b)           To the extent not included in the Liabilities set forth in Section 2.6(a), any and all Liabilities under purchase orders set forth on Schedule 2.4(a)(i) (excluding, for the avoidance of doubt, any Liabilities arising out of or related to the nonperformance thereof or a breach, default or violation (or any matter that with notice or passage of time would constitute a breach, default or violation thereof) thereunder prior to the Closing); and

(c)           Any and all Liabilities in respect of each Transferred Business Employee accruing from and after the Employment Commencement Date applicable to such Transferred Business Employee.

For the avoidance of doubt, the Parties acknowledge and agree that, notwithstanding anything to the contrary herein, in no event shall either Purchaser or any of its Affiliates assume or be obligated to discharge or perform any Retained Liabilities.

Section 2.7            Retained Liabilities.  Notwithstanding anything to the contrary contained herein, the Sellers shall retain, and Purchaser shall not assume, any and all Liabilities of the Sellers or any of their respective Affiliates other than those specifically included in the Assumed Liabilities (the “Retained Liabilities”), including:

(a)           Liabilities arising out of or related to the Excluded Assets;

(b)           Liabilities of the Sellers or any of their respective Affiliates or ERISA Affiliates relating to any current or former employee or other service provider of the Sellers or any of their respective Affiliates, or any dependent or beneficiary thereof, which is not an Assumed Liability, including: (i) any Liability arising under any Seller Benefit Plan, including any Multiemployer Plan or other Pension Plan; (ii) any Liability that constitutes a Withdrawal Liability, COBRA Liability or WARN Liability; (iii) any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by the Sellers or any of their respective Affiliates of any current or former employee or other service provider; and (iv) any Liability for wages, remuneration, compensation (including any bonuses due any employee arising as a result of the transactions contemplated hereby), benefits, severance, vacation or other paid-time-off or other accrued obligations (A) associated with any employee or other service provider of any Seller or any of its Affiliates (including any Business Employee) who does not become a Transferred Business Employee (or any dependent or beneficiary thereof), and (B) with respect to any Transferred Business Employee, incurred, accruing or arising prior to the Employment Commencement Date applicable to such Transferred Business Employee;

(c)           Any and all Liabilities with respect to Indebtedness of any Seller or any of its Affiliates;

(d)           All Seller Transaction Expenses;

(e)           Liabilities for Seller Taxes; and

(f)            Liabilities set forth on Schedule 2.7(f).

The Parties acknowledge and agree that neither Purchaser nor any of its Affiliates will be required to assume or retain any Retained Liabilities.

Section 2.8            Closing Deliveries.

(a)           At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller Parent (on behalf of the Sellers) the following:

(i)            payment, by wire transfer(s) to one or more bank accounts designated in writing by the Seller Parent (such designation to be made by the Sellers at least two (2) Business Days prior to the Closing Date), of an amount in immediately available U.S. Dollars equal to the Base Purchase Price;

(ii)           a counterpart of the Supply Agreement attached as Exhibit A hereto (the “Supply Agreement”), duly executed by Purchaser;

(iii)          a counterpart of the Transition Services Agreement attached as Exhibit B hereto (the “Transition Services Agreement”), duly executed by Purchaser;

(iv)          a counterpart of the General Assignments and Assumptions and Bills of Sale for the Purchased Assets and Assumed Liabilities, by and among the Sellers and Purchaser, attached as Exhibit C hereto (the “General Assignment and Bill of Sale”), duly executed by Purchaser;

(v)           a counterpart of the Intellectual Property License Agreement attached as Exhibit D hereto (the “IP License Agreement”), duly executed by Purchaser;

(vi)          a counterpart of the Sole Distributor Agreement attached as Exhibit E hereto (the “Distribution Agreement”), duly executed by Purchaser;

(vii)         a counterpart of the Sublicense Agreement attached as Exhibit F hereto (the “NTN Sublicense”), duly executed by Purchaser;

(viii)        a counterpart of the Processing Agreement attached as Exhibit G hereto (the “Processing Agreement”), duly executed by Purchaser;

(ix)          a counterpart of the Sublease attached as Exhibit H hereto (the “Sublease”), duly executed by Purchaser;

(x)           a counterpart of the License Agreement attached as Exhibit I hereto (the “Real Property License”), duly executed by Purchaser; and

(xi)          a counterpart of the Patent Assignment Agreement attached as Exhibit J hereto (the “Patent Assignment Agreement”), duly executed by Purchaser.

(b)           At the Closing, the Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(i)            a counterpart of the Supply Agreement, duly executed by Seller Parent;

(ii)           a counterpart of the Transition Services Agreement, duly executed by Seller Parent;

(iii)          a counterpart of the General Assignment and Bill of Sale, duly executed by each Seller;

(iv)          a counterpart of the IP License Agreement, duly executed by Seller Parent;

(v)           a counterpart of the Distribution Agreement, duly executed by Seller Parent;

(vi)          a counterpart of the NTN Sublicense, duly executed by Seller Parent;

(vii)         a counterpart of the Processing Agreement, duly executed by Seller Parent;

(viii)        a counterpart of the Sublease, duly executed by THI, and a counterpart of the joinder to the Sublease duly executed by TCVS;

(ix)          a counterpart of the Real Property License, duly executed by TCVS;

(x)           duly executed offer letters, in form and substance satisfactory to the Sellers and Purchaser, by each Key Employee;

(xi)          a counterpart of the Patent Assignment Agreement, duly executed by each of the Sellers; and

(xii)         a duly executed certificate of non-foreign status from THI, pursuant to Treasury Regulation Section 1.1445-2(b), in form and substance reasonably satisfactory to Purchaser.

Section 2.9            Milestone Payments.

(a)           Milestone Payments.  As additional Purchase Price payable hereunder, Purchaser shall make certain contingent payments on the terms and subject to the conditions provided in this Section 2.9, to Seller Parent (on behalf of the Sellers), in each case, in accordance with written instructions from Seller Parent (each, a “Milestone Payment”).  For the avoidance of doubt, in the event that Purchaser makes a Milestone Payment to the Sellers in accordance with Section 2.9(b), 2.9(c), 2.9(d)(i), 2.9(d)(ii), 2.9(d)(iii) or 2.9(d)(iv) below, Purchaser’s obligations to make such Milestone Payment under the applicable Section shall be deemed satisfied and extinguished.

(b)           CE Mark Approval Milestone Payment.  Purchaser shall make a one-time Milestone Payment to the Sellers (the “CE Mark Approval Milestone Payment”) equal to $5,500,000 on or prior to the thirtieth (30th) day following the date upon which requirements for a CE Mark have first been fulfilled for any Covered Product.

(c)           Approval Milestone Payment.  Purchaser shall make a one-time Milestone Payment to the Sellers (the “Approval Milestone Payment”) equal to $10,500,000 on or prior to the thirtieth (30th) day following the first Regulatory Approval by the FDA of any Covered Product.

(d)           Commercial Sale Milestone Payments.

(i)            Purchaser shall make a one-time Milestone Payment to the Sellers (the “500 Milestone Payment”) equal to $10,000,000 on or prior to the thirtieth (30th) day following the Commercial Sale of the first five hundred (500) Covered Products.

(ii)           Purchaser shall make a one-time Milestone Payment to the Sellers (the “1,000 Milestone Payment”) equal to $7,500,000 on or prior to the thirtieth (30th) day following Commercial Sale of the first one thousand (1,000) Covered Products.

(iii)          Purchaser shall make a one-time Milestone Payment to the Sellers (the “5,000 Milestone Payment”) equal to $5,000,000 on or prior to the thirtieth (30th) day following the Commercial Sale of the first five thousand (5,000) Covered Products.

(iv)          Purchaser shall make a one-time Milestone Payment to the Sellers (the “10,000 Milestone Payment”) equal to $5,000,000 on or prior to the thirtieth (30th) day following the Commercial Sale of the first ten thousand (10,000) Covered Products.

(e)           Milestone Payments Not Certain.  Each of Purchaser and the Sellers hereby acknowledges and agrees that the achievement of the conditions for the payment of each Milestone Payment is dependent on Regulatory Approvals and market factors that Purchaser may not achieve such conditions, and it is therefore not assured that Purchaser will be required to pay any or all of the Milestone Payments.

(f)            Purchaser Discretion.  Subject to the terms and conditions of this Agreement and the Transaction Documents, including Purchaser’s obligations under Section 5.6, Purchaser shall have sole discretion over all matters relating to the Product and the Business after the Closing, including, but not limited to, research, development, manufacturing, regulatory, quality standards, legal, Intellectual Property, marketing, licensing and sales decisions relating to the Product.

(g)           Unilateral Right of Set-Off.  Notwithstanding anything to the contrary in this Agreement, the obligation of Purchaser to make any Milestone Payment shall be qualified in its entirety by (i) the right of Purchaser to reduce the amount of such Milestone Payment by the amount of any Covered Losses of Purchaser which are indemnifiable pursuant to Article VII, and (ii) Purchaser’s set-off rights under Section 7.7.

Section 2.10          Repurchase Option.

(a)           Failure to Complete Target Actions.  Subject to Sections 2.10(b) and 2.10(c) below, if Purchaser or its Affiliates have not (i) submitted application(s) to the applicable Regulatory Authority for the approval of a clinical trial (the “First Clinical Trial”) for any Covered Product in any of the United States, Japan or any of the countries within Europe, including any member state of the European Union, on or prior to the Application Target Date (as may be extended pursuant to Section 2.10(b), Section 2.10(d) or Section 5.2(b)), and (ii) entered into written Contracts with at least three (3) hospitals, clinical sites or similar facilities or Persons with respect to the conduct of the First Clinical Trial on or prior to the Contract Target Date (as may be extended pursuant to Section 2.10(b), Section 2.10(d) or Section 5.2(b)) (the actions set forth in clauses (i) and (ii) above, the “Target Actions”), other than as a result of Force Majeure or the breach in any material respect of any Transaction Document by the Sellers or their respective Affiliates, then, subject to the remaining provisions of this Section 2.10, Seller Parent shall have an option (the “Repurchase Option”), but not the obligation, to repurchase the Purchased Assets (as the same may exist and be held by Purchaser or its Affiliates upon the date of the closing of such repurchase) (the “Repurchased Assets”).  Within five (5) Business Days following the applicable Target Date (as may be extended pursuant to Section 2.10(b), Section 2.10(d) or Section 5.2(b)) upon which Purchaser fails to complete the applicable Target Action (such date upon which Purchaser fails to complete the applicable Target Action, the “Failure Date”), Purchaser shall deliver written notice (the “Failure Notice”) to the Sellers informing them of such failure.  Seller Parent may exercise the Repurchase Option by delivering a written notice to Purchaser of its irrevocable agreement to exercise the Repurchase Option (the “Repurchase Notice”) within sixty (60) days following receipt of such Failure Notice.

(b)           Initial Acceleration Payment.  Notwithstanding anything to the contrary herein, in the event that Purchaser has failed to complete either of the Target Actions by the applicable Target Date, Purchaser may elect to pay to Seller Parent (on behalf of the Sellers) an aggregate amount of $16,000,000 (the “Initial Acceleration Payment”) on or before the date which is five (5) Business Days following the Failure Date.  Upon payment of the Initial Acceleration Payment, (i) each of the Target Dates shall be extended by a period equal to eighteen (18) months (such extended dates, the “Extended Target Dates”), and (ii) Purchaser’s obligation to make the CE Mark Approval Milestone Payment and the Approval Milestone Payment shall be deemed satisfied and extinguished and Purchaser shall have no further obligations pursuant to Section 2.9(b) or Section 2.9(c).

(c)           Final Acceleration Payment.  Notwithstanding anything to the contrary herein, in the event that Purchaser has made the Initial Acceleration Payment and has failed to complete either of the Target Actions by the applicable Extended Target Date, Purchaser may elect to pay to Seller Parent (on behalf of the Sellers) an aggregate amount of $17,500,000 (the “Final Acceleration Payment”) on or before the date which is five (5) Business Days following the Failure Date.  Upon payment of the Final Acceleration Payment, (i) Purchaser’s obligation to make the 500 Milestone Payment and the 1,000 Milestone Payment shall be deemed satisfied and extinguished and Purchaser shall have no further obligations pursuant to Section 2.9(d)(i) or Section 2.9(d)(ii), and (ii) the Repurchase Option shall terminate in its entirety and be of no further force or effect.  For the avoidance of doubt, Purchaser’s obligation to make the 5,000 Milestone Payment and the 10,000 Milestone Payment shall not be terminated or otherwise affected by Purchaser’s payment of the Final Acceleration Payment.

(d)           Infringement or Product Failures.  If during the verification and validation phase (the “V&V Testing”) of Purchaser’s development of the Product following the Closing, any component or part of the Product constituting a Purchased Asset (i) is determined by Purchaser reasonably and in good faith to be infringing, misappropriating or otherwise violating in any material respect any Intellectual Property rights of any other Person or (ii) experiences a significant failure requiring more than a de minimis design modification (including failures of electrical safety testing, accelerated life testing, chronic animal testing and prescribed validation testing), then, in each case, the applicable Target Dates shall be extended for a reasonable period to be agreed upon by the Parties, which such period shall be related to the scope of the applicable failure or infringement, misappropriation or violation and the time necessary to correct the design issue(s) and repeat the V&V Testing.  In the event of any such failure or infringement, misappropriation or violation, Purchaser will provide the Sellers with a preliminary, revised Project Plan.  To the extent reasonably practicable, such preliminary, revised Project Plan shall be delivered within sixty (60) days following any such failure.  Purchaser shall provide reasonable updates to such preliminary, revised Project Plan on a monthly basis thereafter until a revised Project Plan is finalized.

(e)           Closing of the Repurchase. The closing of the purchase of the Repurchased Assets by Seller Parent pursuant to the Repurchase Option (the “Repurchase”) shall take place on a date (the “Repurchase Closing Date”) designated by

Seller Parent in the Repurchase Notice, which such date shall be a Business Day not less than sixty (60) days after the delivery of the Repurchase Notice and no more than one hundred twenty (120) days following the Failure Date.  Seller Parent shall pay for the Repurchased Assets by wire transfer of immediately available funds to Purchaser.  The purchase price for such Repurchased Assets shall be (i) $5,000,000, in the event that Purchaser has not made the Initial Acceleration Payment prior to the Repurchase or (ii) $10,000,000 in the event that Purchaser has made the Initial Acceleration Payment, but has not made the Final Acceleration Payment prior to the Repurchase.  The Repurchase shall be consummated pursuant to a written asset purchase agreement to be negotiated and agreed upon in good faith by Seller Parent and Purchaser; provided that (1) Seller Parent shall be entitled to receive from Purchaser customary representations and warranties regarding good title to the Repurchased Assets, free and clear of Liens arising after the Closing Date, Purchaser’s authorization and/or capacity to sell the Repurchased Assets, that the agreement containing such representation and warranties is a valid and binding agreement, enforceable against Purchaser in accordance with its terms, and representations and warranties covering the following matters, generally on terms consistent with the representations and warranties set forth in this Agreement that cover these matters:  no conflicts or consents arising or required with respect to the Repurchase, no material breach of or defaults under the Assigned Contracts after the Closing Date, compliance with applicable Laws (including Environmental Laws) and Business Permits after the Closing Date, and no Proceedings (including by Regulatory Authorities), and no other representations other than as may be agreed by Purchaser in its sole discretion, (2) Seller Parent shall assume and agree to discharge or perform substantially similar Liabilities with respect to the Repurchased Assets as Purchaser has assumed and agreed to discharge or perform pursuant to Section 2.6, and (3) Seller Parent shall be responsible for severance payment obligations (to the extent consistent with or arising under the Severance Policy) to any Transferred Business Employees who do not transfer to Seller Parent or its Affiliates in connection with the Repurchase and whose employment is terminated by Purchaser or its Affiliates on or within thirty (30) days following the Repurchase Closing Date.  In the event that Purchaser has delivered a Failure Notice and Seller Parent wishes to explore a consummation of the Repurchase in good faith, Purchaser shall afford to Seller Parent and its Representatives reasonable access to, during normal business hours and in such manner as to not unreasonably interfere with normal operation of the business of Purchaser or its Affiliates, all material information, documentation, data and materials (whether in electronic form or otherwise) in the control or possession of Purchaser or its Affiliates which are reasonably required by Seller Parent to conduct a reasonable due diligence investigation of the Repurchased Assets (subject to attorney-client privilege, which shall not be waived or violated).  Purchaser shall afford such access for the period commencing on the date upon which the Failure Notice is delivered and ending upon the earlier to occur of (I) the date which is sixty (60) days following receipt of such Failure Notice in the event that Seller Parent fails to deliver a Repurchase Notice, (II) the Repurchase Closing Date and (III) the date upon which Seller Parent notifies Purchaser in writing of its decision not to pursue the Repurchase.

(f)                                   Effect of Repurchase on Transaction Documents. Upon closing of the Repurchase, the IP License Agreement, the NTN Sublicense, the Supply Agreement, the

Transition Services Agreement, the Distribution Agreement, the Processing Agreement and the Sublease shall terminate in their entirety, except with respect to any rights and obligations in any of the foregoing agreements expressly stated to survive termination in the event of such Repurchase; provided that no such termination shall relieve any party thereto from any liability for a breach of such agreement occurring prior to such termination.

(g)                                  Termination of the Repurchase Option. The Repurchase Option shall terminate and be of no further force or effect upon the earlier to occur of: (i) the date upon which the Target Actions are completed, if on or before (A) the applicable Target Date or (B) the applicable Extended Target Date (in the event that Purchaser has made the Initial Acceleration Payment), (ii) the date upon which Purchaser makes the Final Acceleration Payment, (iii) the date which is sixty (60) days following the Sellers’ receipt of the Failure Notice if (A) Seller Parent fails to deliver a valid Repurchase Notice, and (B) Purchaser has not made the Initial Acceleration Payment or the Final Acceleration Payment, as applicable, and (iv) any such date as the Parties may agree in writing.

Section 2.11                             Purchase Price Allocation.

(a)                                 Notwithstanding anything to the contrary herein, the Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code and the Treasury Regulations promulgated thereunder) shall be allocated among the Purchased Assets, (and, to the extent appropriate under applicable Law, the Sublease, the Real Property License and the licenses and covenant not to compete contained in the IP License Agreement) in accordance with applicable Law, including Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”) and in accordance with the principles set forth in Exhibit K.  Purchaser shall provide Seller Parent with a preliminary Allocation no later than ninety (90) days after the Closing Date.  If Seller Parent disagrees with any item reflected on the preliminary Allocation provided by Purchaser, Seller Parent shall notify Purchaser of such disagreement and its reasons for so disagreeing within thirty (30) days of receipt of such Allocation, in which case Seller Parent and Purchaser shall attempt to resolve in good faith the disagreement.  If Seller Parent does not notify Purchaser of a disagreement within such thirty (30) day period, the preliminary Allocation prepared by Purchaser shall become the final Allocation.  To the extent Seller Parent and Purchaser cannot agree on a mutually acceptable determination and/or allocation of the consideration within fifteen (15) days following Purchaser’s receipt of Seller Parent’s objections (if any), such determination and/or allocation shall be made by a nationally recognized firm of independent public accountants agreed upon by Seller Parent and Purchaser, within fifteen (15) days following the referral of the matter to such firm of independent public accountants) and whose decision shall be final and binding and whose expenses shall be shared equally by Seller Parent and Purchaser.

(b)                                 If the Purchase Price is adjusted pursuant to Section 6.4, the Allocation shall be adjusted using procedures consistent with those set forth in Section 2.11(a).

(c)                                  The Parties agree to act in accordance with the Allocation in the preparation and filing of all Tax Returns.

Section 2.12                             Non-Assignment.  Unless and until the circumstances described in clauses (a) or (b) below no longer exist, this Agreement shall not constitute an agreement to assign or transfer any of the Purchased Assets where an attempted assignment or transfer thereof (a) is prohibited by applicable Law or (b) would (i) constitute a breach thereof, (ii) be reasonably likely to subject any of the Sellers, Purchaser, or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, (iii) be reasonably likely to make such assignment or transfer void or voidable, or (iv) be reasonably likely to have an adverse effect in any material respect on the rights thereunder of Purchaser or its officers, directors, agents or Affiliates, in each case, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”) and such Approval is not obtained at or before the Closing.  If the Closing occurs and either of the circumstances described in clauses (a) or (b) of the preceding sentence exist, then (x) each of the Parties shall, and shall cause their respective Affiliates to use commercially reasonable efforts (including cooperating with each other) to obtain such consents and approvals as may be necessary to complete any such assignments or transfers as soon as reasonably practicable and (y) the Parties will, without further consideration to the Sellers, enter into any arrangement reasonably acceptable to the Parties intended to provide Purchaser with the benefit of any such Purchased Assets as contemplated by this Agreement.  Notwithstanding anything contained herein to the contrary, any transfer or assignment to Purchaser of any Purchased Asset that shall require an Approval as described above in this Section 2.12 shall be made subject to such Approval being obtained.

Section 2.13                             Withholding.  Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or any of the Transaction Documents such amounts as are required to be deducted or withheld therefrom under any provision of applicable Law and Seller Parent shall be entitled to deduct and withhold from any amounts payable (x) pursuant to the Distribution Agreement or (y) upon the exercise of the Repurchase Option such amounts as are required to be deducted or withheld therefrom under any provision of applicable Law.  The Parties shall use commercially reasonable efforts to cooperate with each other in obtaining reduction of or relief from such deduction or withholding to the extent available under applicable Law.  To the extent amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement or the applicable Transaction Document as having been paid to the Party in respect of which such deduction or withholding was made (except to the extent such amount would not have been required to be deducted or withheld under applicable Law but for an assignment by Purchaser (or Seller Parent, if applicable) to an Affiliate pursuant to Section 9.2 of this Agreement or the Transaction Documents).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Seller Disclosure Schedules, the Sellers, jointly and severally, hereby represent and warrant to Purchaser as of the date hereof as follows:

Section 3.1                                    Organization, Standing and Power.  Each of the Sellers is duly organized, validly existing and (in the case of THI) in good standing under the Laws of its jurisdiction of organization.  Each of the Sellers has all necessary organizational power and authority to own, lease and operate its property and assets relating to the Business and to carry on the Business as presently conducted.  Each of the Sellers is registered, licensed or qualified to conduct the Business in any jurisdiction where it is required to be so registered, licensed or qualified except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2                                    Authority; Execution and Delivery; Enforceability.  Each Seller has all necessary power and authority to execute, deliver and perform each Transaction Document to be executed, delivered or performed by it and to consummate the Transaction and the other transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller of each Transaction Document to be executed, delivered or performed by it and the consummation of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other necessary action of such Seller.  Each Seller has duly executed and delivered each Transaction Document to be executed and delivered by it, and assuming due authorization, execution and delivery by Purchaser, each such Transaction Document will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 3.3                                    No Conflicts; Consents.  The execution, delivery and performance by each Seller of the Transaction Documents to be executed, delivered and performed by it, and the consummation of the Transaction and the other transactions contemplated hereby and thereby and compliance by such Seller with the terms hereof and thereof do not and will not, conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets under, any provision of (a) the certificate of incorporation, bylaws or equivalent governing documents of such Seller; (b) any Judgment or Law applicable to the Business; or (c) any Assigned Contract.  No Approval of any Governmental Entity is required to be obtained by the Sellers in connection with the execution and delivery of the Transaction Documents or the consummation of the Transaction and the other transactions contemplated hereby, other than in respect of any applicable Law or other legal restraint designed to govern competition, trade regulation or foreign investment, or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).

Section 3.4                                    Absence of Changes. Since December 31, 2012, except as set forth in Section 3.4 of the Seller Disclosure Schedules:

(a)                                 there has not been any Material Adverse Effect;

(b)                                 except for inventory and other tangible assets consumed in the ordinary course of business, the Sellers have not (i) ceased to own any Assets that would, but for such loss of ownership, have been included in the Purchased Assets, (ii) terminated, amended any material term of or waived any material right under any Assigned Contract or under any other Contract that would, but for such termination, amendment or waiver, have been included in Assigned Contracts, (iii) waived, released, granted, licensed or transferred any right, title or interest in or to any Purchased Assets or any other material Asset that would, but for such waiver, release, grant, license or transfer, have been included in Purchased Assets, (iv) caused or assented to the creation or other incurrence of any Lien (other than a Permitted Lien) on any Purchased Asset, or (v) agreed or committed to do any of the foregoing;

(c)                                  the Sellers have maintained all Business Permits in the ordinary course of business;

(d)                                 the Sellers have not instituted, settled or agreed to settle any Proceeding related to the Purchased Assets or the Business;

(e)                                  no Seller has taken any write-down of the value of any Purchased Asset;

(f)                                   no Seller has suffered theft, destruction, casualty loss or material damage to any of the material Purchased Tangible Assets or any material tangible Assets that would, but for such theft, destruction, casualty loss or material damage, have been included in the Purchased Assets, in each case, whether or not covered by insurance;

(g)                                  no Seller has made any Tax election or entered into any agreement with any Taxing Authority that has the effect of materially increasing the amount of Property Taxes levied with respect to the Purchased Assets for the Straddle Period; and

(h)                                 no Permit has been cancelled, become delinquent or been lost that otherwise would have been a Transferred Business Permit.

Section 3.5                                    Title; Sufficiency of Assets.

(a)                                 Each Seller has, and will convey and assign to Purchaser as of the Closing, good and valid title in and to all of the Purchased Assets, in each case free and clear of all Liens (other than Permitted Liens).

(b)                                 As of the date hereof and immediately following the Closing, the Purchased Assets (including the Purchased IP), (i) taking into account the Transaction Documents and all of the assets, services, products, real property, Intellectual Property and Know-How to be provided, acquired, leased or licensed under the Transaction Documents and (ii) assuming all Approvals and Business Permits have been obtained or transferred, constitute all of the assets necessary for or used or, with respect to Purchased IP, held for use, in the conduct of the Business in all material respects in the manner currently conducted.

(c)                                  The material tangible Purchased Assets are in good operating condition and repair (reasonable wear and tear excepted) and conform in all material respects to all applicable Laws relating to their construction, use and operation.

Section 3.6                                    Intellectual Property.

(a)                                 Section 3.6(a)(i) of the Seller Disclosure Schedules sets forth a true and complete list of all (i) Purchased Patents; (ii) Purchased Copyrights that constitute Registered IP; and (iii) material unregistered, Copyrights, Purchased Software IP and Trade Secrets, in each case that are owned by the Sellers or their Affiliates and are included in the Purchased IP, as of the date of this Agreement.  Each registration, filing, issuance and/or application in respect of each item of Registered IP that is required to be listed on Section 3.6(a)(i) of the Seller Disclosure Schedules (1) has not expired or been abandoned or canceled, (2) has been maintained effective by all requisite filings, renewals and payments, and (3) remains in full force and effect.  The Sellers are the sole owners and possess all right, title and interest in and to the Registered IP required to be listed on Section 3.6(a)(i) of Seller Disclosure Schedules, free and clear of any Liens, other than Permitted Liens.  The Sellers will convey and assign to Purchaser, as of Closing, good and valid title in and to such Registered IP, free and clear of all Liens (other than Permitted Liens).  The Sellers do not own any Patents that are not included in the Purchased Patents that primarily relate to the Product, including those that are assigned to the Sellers by NTN Corporation or its Affiliates.

(b)                                 Section 3.6(b) of the Seller Disclosure Schedules sets forth all written agreements (collectively, “Material IP Contracts”) pursuant to which (i) the Sellers or any of their respective Affiliates have granted to any Person any right to use or practice rights under any Purchased IP, including by way of any license agreement, settlement agreement or covenant not to sue, or (ii) the Sellers or their Affiliates are obligated to pay to any Person any royalties, fees or commissions or other amounts in connection with the Sellers’ use or exploitation of the Purchased IP in connection with the Business, but in each case of clauses (i) and (ii) above, excluding any agreements granting rights to use or practice rights under readily-available, off-the-shelf, click-wrap or shrink-wrap Software.  Each Material IP Contract is in full force and effect and is valid, binding and enforceable against the Seller or its Affiliate party thereto, as applicable, and, to the Knowledge of the Sellers, each other party thereto in accordance with its terms, in each case, subject to the effect of any Laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).  No Seller or its Affiliates, as applicable, nor, to the Knowledge of the Sellers, any other party to a Material IP Contract is in material breach or violation of, or default in any material respect under, any Material IP Contract and no event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default in any material respect (whether by lapse of time or notice or both) of any Material IP Contract.

(c)                                  None of the Purchased IP is subject to any Judgment adversely affecting the use thereof or rights thereto by any Seller or its Affiliates, and there is no opposition, cancellation, or similar Proceeding pending or, to the Knowledge of the Sellers, threatened, concerning the ownership, validity, enforceability or registration of any Purchased IP.  To the Knowledge of the Sellers, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Purchased IP, and neither the Sellers nor any of their respective

Affiliates have made any written allegation thereof.  To the Knowledge of the Sellers, neither the Sellers nor any of their respective Affiliates are infringing, misappropriating, or otherwise violating any Intellectual Property rights of any other Person in the conduct of the Business as currently conducted.  Neither of the Sellers have received any written notice within the three (3)-year period prior to the date of this Agreement alleging that such Seller infringes, misappropriates, or otherwise violates the Copyrights or Trade Secrets of any other Person in connection with the conduct of the Business.

(d)                                 There are no Patents owned or controlled by the Sellers or their Affiliates primarily used in or necessary for the conduct of the Business as currently conducted, other than those Patents listed on Schedule 2.4(c).  To the Knowledge of the Sellers, the execution and delivery of this Agreement does not, and the consummation of the Transaction and the other transactions contemplated hereby and compliance by the Parties with the terms hereof will not result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any Person to cancel, suspend, limit, terminate or otherwise impair the right of Purchaser to own or use any Purchased IP in a manner consistent with Sellers’ use thereof in the operation of the Business as currently conducted.

(e)                                  The Sellers and their respective Affiliates are taking and have taken commercially reasonable steps to obtain, maintain, and protect the Purchased IP.  The Sellers have complied with all requirements of applicable Governmental Entities with authority to grant Patents in the course of filing, prosecuting and maintaining each Purchased Patent, except as would not reasonably be expected to have a Material Adverse Effect.  The Sellers and their respective Affiliates are taking and have taken commercially reasonable steps to maintain in confidence and protect against unauthorized disclosure all Purchased IP that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and all such Purchased IP has been maintained in confidence in accordance with protection procedures that are reasonably adequate for protection and in accordance with procedures customarily used in the industry to protect rights of like importance. To the Knowledge of the Sellers, there has been no unauthorized use or disclosure of any Purchased IP.  All Purchased IP was either conceived, developed or created by former or current employees of Sellers or their Affiliates acting within the scope of their employment, or by officers, directors, employees, personnel, consultants, advisors, agents and independent contractors of the Sellers (or their predecessors) who have entered into valid and binding written agreements with such Seller or any Affiliate thereof, assigning or vesting ownership of all such Purchased IP in such Seller, and the Sellers have paid all remuneration owed to such individuals which has fallen due until the date hereof.  Except as set forth in Section 3.6(e) of the Seller Disclosure Schedule, no Person has asserted any right, title, interest or other claim in any Purchased IP.

(f)                                   Except as would not reasonably be expected to have a Material Adverse Effect, none of the material Purchased Software contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Purchased Software.

(g)                                  To the Knowledge of the Sellers, no Purchased Software contains any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed for materially disrupting, disabling, harming, or impeding the operation of, or providing unauthorized access to, a computer system or network on which such code is stored or installed (collectively, “Malicious Code”).

(h)                                 No source code for any Purchased Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Sellers or any Affiliates.  The Sellers do not have any duty or obligation to deliver, license, or make available the source code for any Purchased Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Sellers or any Affiliates.

(i)                                     To the Knowledge of the Sellers, no Purchased Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, or Common Development and Distribution License) that requires or conditions the use or distribution of such Purchased Software or portion thereof on (i) the disclosure, licensing, or distribution of any source code for any portion of such Purchased Software, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Purchased Software or portions thereof.

(j)                                    Purchaser acknowledges and agrees that (i) the representations and warranties contained in this Section 3.6 and in Section 3.5(b) are the only representations and warranties being made by the Sellers in this Agreement with respect to Intellectual Property, (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and (iii) no other representation or warranty, express or implied, is being made by the Sellers with respect thereto.

Section 3.7                                    Contracts.

(a)                                 Schedule 2.4(a)(i) and Schedule 2.4(a)(ii) set forth a true and complete list of the Assigned Contracts.  The Assigned Contracts do not include any Contracts:

(i)                                     relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after Closing, the Business will have a material obligation, including with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation;

(ii)                                  containing covenants that would expressly and materially restrict (A) the ability of the Business after the Closing to compete in any business or with any Person or in any geographic area or (B) the Sellers’ rights to develop, manufacture, assemble, distribute, market or sell the Product in any jurisdiction;

(iii)                               containing any “non-solicitation”, “no hire” or similar provision;

(iv)                              relating to Indebtedness or otherwise placing a Lien (other than Permitted Liens) on any of the Purchased Assets;

(v)                                 with any Governmental Entity or Regulatory Authority; or

(vi)                              that includes a power of attorney or grant of agency.

(b)                                 Each Assigned Contract is in full force and effect and is valid, binding and enforceable against the Seller or its Affiliate party thereto, as applicable, and, to the Knowledge of the Sellers, each other party thereto in accordance with its terms, in each case, subject to the effect of any Laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).  No Seller or its Affiliates, as applicable, nor, to the Knowledge of the Sellers, any other party to an Assigned Contract is in material breach or violation of, or default in any material respect under, any Assigned Contract and no event has occurred that, with notice or lapse of time or both, would constitute a breach, violation or default in any material respect (whether by lapse of time or notice or both) of any Assigned Contract by either Seller or its Affiliates or, to the Knowledge of the Sellers, any other party to an Assigned Contract.

(c)                                  The Sellers have provided Purchaser with a true, complete and correct copy of each Assigned Contract, together with all supplements, amendments, waivers or other changes thereto.

Section 3.8                                    Compliance with Applicable Laws; Permits.

(a)                                 The Business is, and since April 1, 2011, has been, in compliance in all material respects with all Laws applicable to the conduct of the Business, including Anti-Corruption Laws and Healthcare Laws.  There has been no Proceeding pending or, to the Knowledge of the Sellers, threatened by any Governmental Entity or Regulatory Authority since April 1, 2011 with respect to any alleged material violation by any Seller or any of its Affiliates of any Law applicable to the conduct of the Business.

(b)                                 The Sellers and/or the Business hold all material Permits necessary for the conduct of the Business (the “Business Permits”).  The Sellers and the Business are, and at all times since April 1, 2011 have been, in compliance in all material respects with the terms of the Business Permits.  Since April 1, 2011, no Seller has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Business Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Business Permit.  Each such Business Permit has been validly issued or obtained and is, and after the consummation of the transactions contemplated by this Agreement will be, in full force and effect.

(c)                                  No preclinical or clinical trials have been or are being conducted by or on behalf of the Sellers in respect of the Product. Except as set forth in Section 3.8(c) of the Seller Disclosure Schedules, no filings with or applications to the FDA or other

Regulatory Authority have been made by or on behalf of the Sellers or any of their Affiliates relating to the Product, and neither the Sellers nor any of their Affiliates has otherwise engaged in any communications (whether oral, written or electronically delivered) with any such Regulatory Authority relating to the Product.  To the Knowledge of the Sellers, no Governmental Entity or Regulatory Authority has threatened to conduct an investigation, inquiry, audit or review relating to the Product.

Section 3.9                                    Environmental Matters.  Except as set forth on Section 3.9 of the Seller Disclosure Schedules, (a) the Sellers are and, since April 1, 2011, have been in compliance in all material respects with all applicable Environmental Laws with respect to the Business, (b) the Sellers and the Business have obtained, maintained, and are in compliance with all material Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted, (c) there are no Proceedings or investigations pending or, to the Knowledge of the Sellers, threatened, against the Sellers alleging a violation of or Liability under Environmental Laws with respect to the Business, (d) no Hazardous Materials have been produced, sold, used, stored, transported, handled or Released at, on, under or from any property or facility owned, leased, or operated by the Sellers in connection with the Business in a manner that violated any applicable Environmental Law in any material respect or could reasonably be expected to result in any owner or operator of the Business incurring material liability, (e) the Business is not subject to any Judgments or agreements imposing any material obligations or liabilities arising out of or pursuant to Environmental Laws, and (f) the Sellers have made available to Purchaser complete and accurate copies of all material environmental site assessments, audits or other material reports in their possession, custody or control relating to the environmental condition of the Business and their compliance with Environmental Laws.  Purchaser acknowledges and agrees that (i) the representations and warranties contained in this Section 3.9 are the only representations and warranties being made by the Sellers in this Agreement with respect to environmental matters, (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and (iii) no other representation or warranty, express or implied, is being made by the Sellers with respect thereto.

Section 3.10                             Proceedings; Judgments.  There are no Proceedings pending or, to the Knowledge of the Sellers, threatened by or against any Seller or any of its Affiliates with respect to the Business, the Purchased Assets or the Assumed Liabilities.  Neither Seller nor any of their respective Affiliates is subject to any outstanding Judgment of any Governmental Entity with respect to the Business, the Purchased Assets or the Assumed Liabilities.  To the Knowledge of the Sellers, no Business Employee is subject to any Judgment that prohibits such Business Employee from engaging in such Business Employee’s current activities as an employee relating to the Business.

Section 3.11                             Taxes.

(a)                                 (i) All material Tax Returns of the Sellers required to be filed with respect to the Purchased Assets, the Assumed Liabilities and the Business have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete in all material respects; (ii) all Taxes of the Sellers which are due and owing (whether or not shown to be due on any Tax Returns) with respect to the Purchased Assets, the Assumed Liabilities and the Business have been timely paid; (iii) there are no Tax Proceedings with respect to the Purchased Assets, the Assumed Liabilities or the Business pending, or, to the Knowledge of the Sellers, threatened against any of the Sellers; and (iv) no Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to the Purchased Assets, the Assumed Liabilities or the Business.

(b)                                 There are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens.

(c)                                  None of the transactions contemplated hereby is subject to withholding under Section 1445 of the Code.

Section 3.12                             Labor Relations; Employees and Employee Benefit Plans.

(a)                                 Except as set forth in Section 3.12(a) of the Seller Disclosure Schedules, no Business Employee is subject to or covered by any written or unwritten collective bargaining agreement, works council agreement or similar collective agreement.  There are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Sellers, attempting to represent, any Business Employee.  There have been no labor strikes, slowdowns, work stoppages, lockouts or other material labor disputes relating to the Business, nor, to the Knowledge of the Sellers, are any such strikes, slowdowns, work stoppages, lockouts or other material labor disputes threatened, with respect to the Business.

(b)                                 With respect to the Business Employees, each Seller and its respective Affiliates are in material compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment, wages and hours, discrimination, collective bargaining, retaliation, civil rights, veterans’ rights, safety and health, human rights, occupational safety, workers’ compensation, WARN and any similar state or local “mass layoff” or “plant closing” Laws, proper classification of employees as exempt and non-exempt and as employees and independent contractors and the collection and payment of withholding and/or social security Taxes and any similar Tax.

(c)                                  There has not been, there is not presently pending or existing, and, to the Knowledge of the Sellers, there is not threatened, any material Proceeding against the Sellers or their respective Affiliates brought by or on behalf of an applicant for employment, any current or former Business Employee or consultant or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(d)                                 A correct and complete list of each Seller Benefit Plan that is maintained for the benefit of any Business Employee is set forth on Section 3.12(d) of the Seller Disclosure Schedules.  With respect to each such Seller Benefit Plan, the Sellers have made available to Purchaser correct and complete copies of (i) each such Seller Benefit

Plan (or, if not written, a written summary of its material terms), (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) with respect to such a Seller Benefit Plan that has a cash or deferred feature in accordance with Code Section 401(k), the most recent determination or opinion letter, if any, and (iv) a list of the Business Employees who participate in each such Seller Benefit Plan, identifying the jurisdiction in which each such Business Employee works.  No Business Employee is a party to any employment or other Contract that entitles him or her to compensation or other consideration that is based on or accelerated by the consummation of the Transaction.

(e)                                  With respect to the Seller Benefit Plans, there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any current or contingent Liabilities of Purchaser or its Affiliates following the Closing under ERISA, the Code or any other applicable Laws.  None of the Purchased Assets or other assets of any Seller or any of their respective ERISA Affiliates are, or could reasonably be expected to become, subject to any lien under the Code, ERISA or other applicable Law.  No amounts due to, or in respect of any Business Employee are in arrears or unpaid, and full details of any bonus that has accrued to any Business Employee but which remains unpaid has been set out in Section 3.12(e) of the Seller Disclosure Schedules.

(f)                                   The Sellers have made available to Purchaser a complete and accurate list of all Business Employees as of the date of this Agreement, stating such employee’s (i) name or employee identification number, (ii) job title, (iii) location of employment, (iv) employer, (v) base salary or hourly rate of compensation and target incentive compensation as of January 1, 2013 and as of the date of this Agreement, (vi) years of service credit, (vii) notice period, (vii) accrued vacation and other paid time-off, (viii) exempt/non-exempt status, (ix) pension entitlement, (x) severance entitlement as of January 1, 2013 and as of the date of this Agreement, and (xi) hire date.

(g)                                  No Business Employee is, or has in the twelve (12)-month period immediately preceding the date hereof been, absent from work where that period of absence has exceeded, or is expected to exceed, three months.  Section 3.12(g) of the Seller Disclosure Schedule lists each Business Employee on a leave of absence as of the date of this Agreement.

(h)                                 The Sellers have made available to Purchaser: (i) copies of the individual employment contracts or offer letters for the Business Employees with gross base salaries exceeding $50,000 per annum; (ii) copies of the standard form employment contract or offer letter applicable to the Business Employees; and (iii) details of any Business Employee employed on terms which do not conform in any material respect to one of the standard form contracts of employment or offer letters, as applicable.

Section 3.13                             Intercompany Arrangements.  Other than the applicable Transaction Documents and any other Contracts terminated at Closing, Section 3.13 of the Seller Disclosure Schedules lists all Contracts solely between or among any Seller, on the one hand, and any other Seller or any of their respective Affiliates, on the other, with respect to the conduct of the Business or by which the Purchased Assets are bound.

Section 3.14                             Suppliers. Section 3.14 of the Seller Disclosure Schedules sets forth a complete and accurate list of the ten (10) largest suppliers to the Business based on the total amount purchased from such supplier for the twelve (12)-month period ending March 31, 2013, and the amount thereof.  No Seller or any of its Affiliates has received notice from any of such suppliers stating the intention of such Person to (a) cease doing business with the Business (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise) or (b) change, in a manner materially adverse to the Business, the relationship of such Person with the Business.

Section 3.15                             Insurance.  Section 3.15(a) of the Seller Disclosure Schedules lists each insurance policy, insurance binder and bond maintained by or for the benefit of the Business.  Section 3.15(b) of the Seller Disclosure Schedules sets forth a list of all material claims, if any, made by either Seller or its Affiliates in connection with the Business since April 1, 2011 against any insurer in respect of coverage under any insurance policy.

Section 3.16                             Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or any of its Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Purchaser Disclosure Schedules shall be deemed to have been disclosed in any other section in the Purchaser Disclosure Schedules to which the applicability of such disclosure is readily apparent based on the face of such disclosure), Purchaser hereby represents and warrants to the Sellers as of the date hereof as follows:

Section 4.1                                    Organization, Standing and Power.  Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary organizational power and authority to carry on its business as presently conducted, except as would not reasonably be expected to impair or materially delay the ability of Purchaser to (a) perform its obligations under the Transaction Documents or (b) consummate the Transaction and the other transactions contemplated hereby and thereby (each of clause (a) and clause (b), a “Purchaser Material Adverse Effect”).

Section 4.2                                    Authority; Execution and Delivery; Enforceability.  Purchaser has all necessary power and authority to execute, deliver and perform each Transaction Document to be executed, delivered or performed by it and to consummate the Transaction and the other transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of each Transaction Document to be executed, delivered or performed by it and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other necessary action of Purchaser.  Purchaser has duly executed and delivered each Transaction Document to be executed and delivered by it, and assuming due authorization, execution and delivery by each applicable Seller, each such Transaction Document will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.3                                    No Conflicts; Consents.  The execution, delivery and performance by Purchaser of each Transaction Document to be executed, delivered and performed by it does not, and the consummation of the Transaction and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser under, any provision of (a) the certificate of incorporation, bylaws or equivalent governing documents of Purchaser, (b) any Judgment or Law applicable to, or the properties or assets of Purchaser, or (c) any material Contract of Purchaser, except, in each case, for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  No Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated hereby, other than (i) in respect of Antitrust Laws, or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4                                    Proceedings.  There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5                                    Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates.

ARTICLE V
COVENANTS

Section 5.1                                    Publicity.  The initial press releases with respect to the Transaction by Sellers and Purchaser shall be agreed upon by the Parties.  Other than such press releases and the information contained in the Form 8-K, no Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the Transaction that is materially inconsistent with such press releases or Form 8-K, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules.

Section 5.2                                    Employee Matters.

(a)                                 Treatment of Business Employees.  Within two (2) Business Days

following the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, extend offers of employment effective as of a date within five (5) Business Days after the date of such offer (the “Employment Commencement Date”) to those Business Employees identified as an “Initial Business Employee” on Section 5.2(a) of the Purchaser Disclosure Schedule (collectively, the “Initial Business Employees”), which offers to each such employee shall include annual base salary or base wage rate that is equal to the base salary or base wage rate, and other compensation, including short-term cash bonus incentive compensation opportunities, but excluding any profit-sharing, long-term retention, incentive or equity programs, that is no less favorable in the aggregate than the other compensation, in each case, provided to such employee by the Sellers immediately prior to the Closing Date (collectively, the “Base Line Employment Terms”).  Notwithstanding anything to the contrary herein, the Base Line Employment Terms shall not include increases in compensation granted to the applicable Business Employee between January 1, 2013 and the Closing Date, except as set forth in Section 5.2(a) of the Purchaser Disclosure Schedule.  Each Key Employee, and each Initial Business Employee who accepts Purchaser’s offer of employment pursuant to this Section 5.2(a) within five (5) Business Days following Purchaser’s offer of employment and who commences employment with Purchaser or its Affiliate effective as of the date set forth in such offer, shall be referred to herein as a “Transferred Business Employee.”  In the event that any such Initial Business Employee rejects or does not accept Purchaser’s offer of employment within five (5) Business Days following Purchaser’s offer thereof, Purchaser shall, or shall cause one of its Affiliates to promptly extend offers of employment effective as of a date within five (5) Business Days after the date of such offer to those Business Employees identified as a “Substitute Employee” on Section 5.2(a) of the Purchaser Disclosure Schedule opposite the name of the Initial Business Employee who rejected or failed to accept Purchaser’s offer of employment within five (5) Business Days following Purchaser’s offer thereof (each, a “Substitute Business Employee”), which offers shall include the Base Line Employment Terms of such employees.  Each Substitute Business Employee who accepts Purchaser’s offer of employment pursuant to this Section 5.2(a) within five (5) Business Days following Purchaser’s offer thereof and who commences employment with Purchaser or its Affiliate effective as of the date set forth in such offer shall be referred to herein as a “Transferred Business Employee.”  The Sellers and their respective Affiliates shall cooperate with and use their commercially reasonable efforts to make reasonably accessible to Purchaser any Initial Business Employee or Substitute Business Employee and to assist Purchaser in its efforts to secure satisfactory employment terms with any such employee.  Except as provided in this Section 5.2(a), Purchaser shall have no obligation to extend offers of employment to any employee or other service provider of the Sellers or their respective Affiliates.

(b)                                 Transferred Business Employee Condition.  In the event that (i) the aggregate number of Transferred Business Employees who have accepted Purchaser’s offer of employment and commenced employment with Purchaser or its Affiliates pursuant to Section 5.2(a) as of the date which is five (5) Business Days following Purchaser’s last offer of employment to a Substitute Business Employee is less than (ii) 80% of the aggregate number of Initial Business Employees identified on Section 5.2(a) of the Purchaser Disclosure Schedule, the Target Dates shall be equitably extended by the Parties by a period equal to the number of days between the Closing Date and the date upon which Purchaser and its Affiliates have hired and integrated a sufficient number of qualified employees to remedy such shortfall.  Purchaser agrees to use its commercially reasonable efforts to remedy any such shortfall in an expedient manner.

(c)                                  Benefits.  Commencing on the applicable Employment Commencement Date and ending on the one (1)-year anniversary of the Closing Date, each Transferred Business Employee who remains employed by Purchaser and/or one of its Affiliates shall (i) be provided such Transferred Business Employee’s Base Line Employment Terms and (ii) be allowed to participate in employee benefit plans, programs and policies of Purchaser and/or one of its Affiliates that provide health, welfare and other employee benefits that are no less favorable in the aggregate to the health, welfare and other employee benefits, if any, provided to such Transferred Business Employee under the Seller Benefit Plans in effect immediately prior to the Closing Date (excluding for this purpose, any benefits provided under any Seller defined benefit pension plan, retiree medical plan or any profit-sharing plan or arrangement).  Purchaser will or will cause its Affiliate, as applicable, to (1) use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Business Employees under any Purchaser welfare plan that such employees may be eligible to participate in after the Closing Date and (2) use commercially reasonable efforts to provide each Transferred Business Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Purchaser welfare plans that such employees are eligible to participate in after the Closing Date.  On and after the Closing Date, Purchaser shall or shall cause its Affiliates, as applicable, and any employee benefit plans maintained by Purchaser or its Affiliate in which Transferred Business Employees participate to recognize the service recognized by the Sellers of each such employee for purposes of determining entitlement to vacation and vacation pay and for purposes of vesting and eligibility under any employee benefit plan, but not for purposes of benefit accrual under any “employee pension benefit plan” as defined in Section 3(2) of ERISA.  All Transferred Business Employees shall be entitled to elect (I) to receive a distribution of their vested account balances under any Seller Benefit Plan that has a cash or deferred feature in accordance with Code Section 401(k) (“Seller’s 401(k) Plan”) in accordance with its terms, (II) to maintain such accounts in Seller’s 401(k) Plan in accordance with its terms, or (III) to elect a rollover of cash equal to their respective account balances (excluding any unpaid participant loans inclusive in such account balances) directly to an employee benefit plan that has a cash or deferred feature in accordance with Code Section 401(k), as designated by Purchaser (“Purchaser 401(k) Plan”).  If any Transferred Business Employee elects to roll over his or her account balance to Purchaser 401(k) Plan, then the Sellers shall cause the trustee of Seller’s 401(k) Plan to transfer to the trustee or other funding agent of such Purchaser 401(k) Plan cash equal to the assets allocated to the accounts of such employee under Seller’s 401(k) Plan.  No rollover shall be made unless and until the Sellers and Purchaser each provide each other with a current favorable determination letter from the IRS, or an opinion of counsel, as to the qualification (as to form rather than operation) of its respective plan(s).

(d)                                 Treatment of Transferred Business Employees.  The Sellers and their respective Affiliates shall terminate for all purposes (including under all Seller Benefit Plans) the employment of all Business Employees who agree to become Transferred Business Employees, effective immediately prior to the applicable Employment Commencement Date.

(e)                                  COBRA.  The Sellers and their respective ERISA Affiliates shall be and remain solely liable for any and all COBRA Liabilities and shall maintain in effect, for a period of no less than six months following the Closing Date, a “group health plan” (within the meaning of Code Section 4980B).

(f)                                   WARN and Corresponding State Laws.  Each Seller shall be solely responsible for complying with WARN or any similar state Law, in any case, applicable to employees of such Seller or its Affiliates as a result of any action of such Seller or any of its Affiliates on or prior to the Closing Date.  The Sellers shall notify Purchaser prior to the Closing Date of any layoffs of any Business Employees in the 90-day period immediately prior to Closing.

(g)                                  W-2 Matters.  Pursuant to IRS Revenue Procedure 2004-53, Purchaser and its Affiliates, on the one hand, and the Sellers, on the other, shall apply the “standard” method for purposes of employee payroll reporting with respect to Transferred Business Employees.  Each Seller and its Affiliates shall provide Purchaser and its Affiliates with all information reasonably requested in order for Purchaser and its Affiliates to satisfy the obligation set forth in this Section 5.2(g), including year-to-date Social Security Taxable Wages and Federal Unemployment Taxable Wages paid by such Seller and its Affiliates with respect to the Transferred Business Employees for the calendar year in which the Closing Date occurs.

(h)                                 Immigration Compliance.  Purchaser shall, or shall cause one of its Affiliates to, assume the visa sponsorship of any Transferred Business Employees who are employed by Sellers or their respective Affiliates as of the Closing (i) in H-1B status and/or (ii) for whose benefit Sellers or their respective Affiliates have initiated the “green card” process (including initiation of the labor certification process, submission of a petition for lawful permanent resident (“LPR”) status, and/or application for adjustment of status or consular processing of the LPR visa).  Purchaser shall, or shall cause one of its Affiliates to, take the steps reasonably necessary (i) to obtain for the Transferred Business Employees authorization to work in the United States for Purchaser or its Affiliates as of the Closing, including, if necessary, submitting timely petitions for change of employer or similar petitions or applications; and (ii) to ensure that no “green card” process initiated prior to the Closing is deemed abandoned or withdrawn as a result of the change of employer.  Visa sponsorship by Purchaser or its Affiliates for such Transferred Business Employees will be on the same terms and conditions afforded by the applicable Seller or Seller Affiliate to such Transferred Business Employees and does not alter the at will status of any Transferred Business Employee.

(i)                                     Continuance of Employment.  Nothing contained in this Agreement shall confer upon any Transferred Business Employee any right with respect to continuance of employment by Purchaser or its Affiliates, nor shall anything herein interfere with the right of Purchaser or its Affiliates, to terminate the employment of any of the Transferred Business Employees at any time, with or without cause; provided, however, that Purchaser agrees to take actions in accordance with the severance policy set forth on Section 5.2(i) of the Purchaser Disclosure Schedule (the “Severance Policy”).

(j)                                    Third-Party Beneficiary Rights.  No provision of this Agreement shall (i) create any third-party beneficiary rights in any current or former service provider of any Seller or any of its Affiliates, any beneficiary or dependents thereof, or any collective bargaining representative thereof; (ii) be deemed or construed to be an amendment or other modification of any Seller Benefit Plan or any employee benefit plan maintained by Purchaser or its Affiliates; (iii) obligate Purchaser or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time; or (iv) be deemed to prevent or restrict in any way the right of Purchaser or its Affiliates to terminate, reassign, promote or demote any Transferred Business Employee at any time, or to change the title, powers, duties, responsibilities or functions of such Transferred Business Employee.

Section 5.3                                    Payments.

(a)                                 Each Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks relating to the Business that have been sent to such Seller or any of its Affiliates after the Closing Date by suppliers or other contracting parties of the Business to the extent they are or are in respect of a Purchased Asset or Assumed Liability hereunder.

(b)                                 Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to each Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser (including the Business) after the Closing Date to the extent they are not due to the Business or are in respect of an Excluded Asset or Retained Liability hereunder.

(c)                                  The Parties acknowledge and agree that there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

Section 5.4                                    Restrictive Covenants.

(a)                                 Non-Solicitation. For a period commencing on the Closing Date and ending on the date upon which the Repurchase Option is exercised or is terminated in accordance with Section 2.10 (the “Non-Solicitation Period”) (i) neither Seller, its Affiliates nor any of their respective officers, directors or employees shall, without the prior written consent of Purchaser, whether directly or indirectly, whether for itself or for or on behalf of any other Person, recruit, solicit for employment (whether as an employee, consultant or otherwise), participate in hiring or hire, or enter into a consulting relationship with any individual who is an employee or independent contractor of Purchaser or any of its Affiliates and whose principal place of employment is the Ann

Arbor Facility; provided that neither Seller nor their respective Affiliates shall be restricted from engaging in general or public solicitations or advertising not targeted at any such Persons described above; and (ii) none of Purchaser, its Affiliates or any of their respective officers, directors or employees shall, without the prior written consent of the Sellers, whether directly or indirectly, whether for itself or for or on behalf of any other Person, recruit, solicit for employment (whether as an employee, consultant or otherwise), participate in hiring or hire, or enter into a consulting relationship with any individual who is an employee or independent contractor of either Seller or any of their respective Affiliates and whose principal place of employment is the Ann Arbor Facility; provided that neither Purchaser nor its Affiliates shall be restricted from engaging in general or public solicitations or advertising not targeted at any such Persons described above.

(b)                                 Transferred Business Employees.  During the Non-Solicitation Period, Purchaser agrees that all Transferred Business Employees who remain employed by Purchaser or its Affiliates during such period shall devote substantially all of their services on behalf of Purchaser or such Affiliate to the development, manufacture, use, importation, marketing or sale of the Product or activities incidental thereto; provided, that Purchaser and its Affiliates shall be permitted to engage Transferred Business Employees for other services required by Purchaser or its Affiliates on a limited basis.

(c)                                  Confidentiality.

(i)                                     By execution of this Agreement, THI hereby agrees to be bound to the Confidentiality Agreement to the same extent as Seller Parent.  On behalf of itself and each of its Affiliates, each Party agrees that the terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect following the Closing in accordance with its terms; provided, however that each Party’s confidentiality obligations under the Confidentiality Agreement in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement), in the case of Purchaser, primarily relating to the Business and, in the case of Sellers, primarily related to DH-I Products, under the Confidentiality Agreement shall terminate upon the Closing.  Notwithstanding the foregoing, nothing contained in this Section 5.4(c) shall be deemed to prevent Purchaser or Sellers from engaging in their respective businesses or otherwise exercising each of their respective rights and licenses, in each case pursuant to the terms and conditions of this Agreement and the Transaction Documents.

(ii)                                  Notwithstanding anything to the contrary contained herein, the confidentiality of the information licensed by a Party to the other Party and/or exchanged between the Parties following the Closing, in each case pursuant to the Transaction Documents, shall be governed by the respective confidentiality provisions set forth therein.

(d)                                 Enforceability. Without limiting Section 9.9, if at any time a court or arbitrator’s award holds that the restrictions in this Section 5.4 are unreasonable under circumstances then existing, the Parties agree that the maximum period or scope reasonable under the circumstances shall be substituted for the stated period or scope.

Section 5.5                                    Regulatory Matters.

(a)                                 Regulatory Cooperation. Each of the Parties shall and shall cause its respective Affiliates to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to defend in response to a Governmental Entity inquiry, investigation or challenge, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents, including seeking to close any pending investigations.  Each of the Parties shall furnish to the other Parties such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing, and shall cooperate with the other Parties including, but not limited to, through (i) providing advance notice of meetings and calls with any Governmental Entity, (ii) providing notice of agency contacts and requests, (iii) providing the opportunity for Sellers (or, as appropriate, its outside counsel) to attend meetings and calls with any Governmental Entity and review in advance any material agency submissions by Purchaser, (iv) the discussion of timing agreements, and (v) the discussion of document production parameters, interview schedules, and investigational hearing schedules.  Subject to Purchaser’s obligations in this Section 5.5(a), in all instances, Purchaser will make the final determination as to the appropriate course of action with any Governmental Entity regarding any antitrust investigation or challenge by such Governmental Entity to the Transaction, provided however that Purchaser will consult with Sellers and consider in good faith Sellers’ views in material aspects of the defense strategy and tactics and Sellers will in good faith use commercially reasonable efforts to assist and support Purchaser in defense of the Transaction. Each of the Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.5 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Sellers or Purchaser, as the case may be) or its legal counsel.

(b)                                 No Divestiture or Litigation. Nothing in this Agreement shall (i) require Purchaser or the Sellers to (A) propose or accept a consent settlement, (B) propose or accept the sale, divestiture, disposition or holding separate of any assets or businesses of itself or any of its Affiliates (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of its Affiliates) in order to avoid the entry of or to effect the dissolution of any injunction or other order or action (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing, delaying or impairing the Parties’ complete and unimpaired enjoyment of the benefits of the transactions contemplated by this Agreement or the other Transaction Documents, (C) propose or accept the impositions of conditions, or (D) expend money to a third party in exchange for any consent of any Governmental Entity; or (ii) require Purchaser to initiate or defend any litigation relating to the transactions contemplated by this Agreement or the other Transaction Documents.  For the avoidance of doubt, informal and formal (including through compulsory process) investigations by any Governmental Entity do not constitute litigation. In the event, however, that Purchaser does elect to defend the Transaction in response to litigation initiated by any Governmental Entity, Sellers will use commercially reasonable efforts to assist and support Purchaser against the Governmental Entity in that litigation.

Section 5.6                                    Project Plan. Within eight (8) weeks following the Closing Date, Purchaser shall provide the Sellers with a written project plan (the “Project Plan”) setting forth a reasonably detailed description of the key project development and testing activities for commencing, as well as Purchaser’s expected commitment of personnel in the Ann Arbor Facility, associated resources, and necessary timelines designed to achieve, the Target Actions by the applicable Target Dates.  The Parties shall meet telephonically (or in-person at Purchaser’s facilities to the extent agreed by the Parties) every six (6) months (or upon either Party’s reasonable request; provided that in no event shall the Parties be required to meet more than twice in any six (6)-month period unless otherwise agreed by all Parties) to review Purchaser’s progress against and compliance with its development activities with respect to the Project Plan.  During any such meetings, the Parties shall review, among other things to be mutually agreed, updated timelines and development progress regarding achievement of the Target Actions by the applicable Target Dates, and discuss the implications of such updated information.

Section 5.7                                    Post-Closing Access.  Each Seller shall afford to Purchaser, its Affiliates and their respective Representatives reasonable access to (and the right to make copies of), during normal business hours and in such manner as to not unreasonably interfere with normal operation of the business of the Sellers, all material information, documentation, data and materials (whether in electronic form of otherwise) in the control or possession of the Sellers or their respective Affiliates which are (a) reasonably required for or related to the operation or conduct of the Business (subject to attorney-client privilege, which shall not be waived or violated) and (b) not Purchased Assets hereunder; provided that this Section 5.7 shall not apply to proprietary or competitively sensitive information, documentation, data or materials of the Sellers or their respective Affiliates.

Section 5.8                                    Audited Abbreviated Financial Information.  The Sellers shall instruct KPMG LLP to prepare and deliver to Purchaser, on or prior to the forty-fifth (45th) calendar day after the Closing Date, the audited abbreviated financial information of the Business as of and for the twelve (12)-month periods ended March 31, 2013 and March 31, 2012, in the form required by the Securities and Exchange Commission (“SEC”) in connection with potential reporting obligations for the transactions contemplated hereby (collectively, the “Audited Abbreviated Business Financials”).  The scope and methodology to be utilized for the Audited Abbreviated Business Financials will be in accordance with the formal request submitted by Purchaser to the SEC and as approved by the SEC.  Purchaser shall afford to the Sellers, their Affiliates and their respective Representatives (including KPMG LLP) reasonable access to, during normal business hours and in such manner as to not unreasonably interfere with normal operation of the business of Purchaser, all material information, documentation, data and materials (whether in electronic form of otherwise) in the control or possession of Purchaser or its Affiliates which are reasonably required for the preparation and delivery of the Audited Abbreviated Business Financials (subject to attorney-client privilege, which shall not be waived or violated).  Upon receipt of an invoice therefor, Purchaser shall promptly reimburse the Sellers for reasonable and documented out-of-pocket expenses, including auditor’s fees, incurred by the Sellers in connection with the preparation and delivery of the Audited Abbreviated Business Financials.

Section 5.9                                    Further Assurances and Cooperation.  From and after the Closing Date, and from time to time, as and when requested by any Party, each Party shall without further consideration, use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such reasonably required documents and instruments and shall use its commercially reasonable efforts to take, or cause to be taken, all such further or other reasonable actions, as reasonably necessary to give effect to the transactions contemplated by this Agreement or the Transaction Documents, including, in the case of the Sellers or their respective Affiliates, executing, acknowledging and delivering to Purchaser such deeds, assignments, bills of sale, consents and other similar instruments and documents with respect to the Sellers or such Affiliates as Purchaser or its counsel may reasonably request as necessary, and making the filings described in Section 3.6(a) of the Seller Disclosure Schedules with respect to the transfer of the Purchased Patents hereunder.  Section 5.5 and not this Section 5.9 shall govern the matters described or set forth in Section 5.5.

ARTICLE VI
CERTAIN TAX MATTERS

Section 6.1                                    Cooperation and Exchange of Information.  Each Party shall, and shall cause its Affiliates to, provide to the other Party, upon request, such cooperation, documentation and information relating to the Purchased Assets, the Assumed Liabilities and/or the Business including access to books and records, as is reasonably necessary for (a) filing any Tax Return, amended Tax Return or claim for refund, (b) making any election related to Taxes or (c) conducting any Tax Proceeding.  Each Party shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least seven (7) years following the Closing Date.  Each Party shall cooperate fully with the other in the conduct of any Tax Proceeding involving the Purchased Assets or the Allocation.

Section 6.2                                    Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, Purchaser, on the one hand, and the Sellers, jointly and severally, on the other hand, shall pay (or cause to be paid), when due, and be responsible for one-half of any sales, use, transfer, documentary, stamp, registration, consumption, value-added, goods and services or similar Taxes and related fees (“Transfer Taxes”) imposed on or payable with respect to the transfers of the Purchased Assets and the Assumed Liabilities contemplated by this Agreement.

Section 6.3                                    Proration of Property Taxes.  The Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period.  All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between Purchaser and the Sellers based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period.  The Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon the later of the Closing Date and the receipt of any bill for such Property Taxes, Purchaser or the Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.3 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement.  In the event that Purchaser or any Seller makes any payment for which it is entitled to reimbursement under this Section 6.3, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

Section 6.4                                    Characterization of Payments.  Any payments made to any Party pursuant to Article VII, or Section 2.9 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Purchaser and the Sellers on their Tax Returns to the extent permitted by applicable Law.

Section 6.5                                    Tax Certificate.  Purchaser and Sellers shall, upon request of the other, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity, provide any certificate or other document, and to cooperate with the other Party, in each case as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions under the Transaction Documents.

ARTICLE VII
INDEMNIFICATION

Section 7.1                                    Survival.

(a)                                 The representations and warranties of the Sellers contained in Article III of this Agreement shall survive the Closing until the second (2nd) anniversary thereof; provided, that (i) the representations and warranties made pursuant to Sections 3.1, 3.2, 3.5(a) and 3.16, and the fourth sentence of Section 3.6(a) (collectively, the “Seller Fundamental Representations”) shall survive indefinitely, and (ii) the representations and warranties made pursuant to Sections 3.9, 3.11 and 3.12 shall survive until the date that is sixty (60) days after the expiration of the applicable statutes of limitation with respect to the matters covered thereby.

(b)                                 The representations and warranties of Purchaser contained in Article IV of this Agreement shall survive the Closing until the second (2nd) anniversary of the Closing Date; provided, that the representations and warranties made pursuant to Sections 4.1, 4.2 and 4.5 (collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely.

(c)                                  The covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified herein or therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law.

(d)                                 Notwithstanding the foregoing, any breach of a covenant, agreement, representation or warranty in respect of which indemnity may be sought pursuant to the terms of this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 7.1, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 7.2                                    Indemnification by the Sellers.

(a)                                 Subject to the provisions of this Article VII, effective as of and after the Closing, the Sellers shall, jointly and severally, indemnify, defend and hold harmless Purchaser, its Affiliates and its Representatives (collectively, the “Purchaser Indemnified Parties”, who are express and intended third party beneficiaries of this Article VII), from and against any and all Covered Losses which are incurred or suffered by any of the Purchaser Indemnified Parties or to which any of the Purchaser Indemnified Parties may otherwise become subject (regardless of whether or not such Covered Losses relate to any Third Party Claim) and which arise from or as a result of (i) any breach or inaccuracy of any representation or warranty of the Sellers contained in Article III; (ii) any breach or nonperformance of any covenant or agreement of the Sellers contained in this Agreement; (iii) any Retained Liabilities; (iv) the operation of the Business prior to the Closing; or (v) any Designated Third Party Claim.

(b)                                 Notwithstanding any other provision to the contrary, except in the case of fraud or willful breach:

(i)                                     The Sellers shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Covered Losses pursuant to Section 7.2(a)(i) until the aggregate amount of the Purchaser Indemnified Parties’ Covered Losses under Section 7.2(a)(i) exceeds $150,000 (the “Threshold”), and then only to the extent the aggregate amount of all such Covered Losses exceeds the Threshold;

(ii)                                  the cumulative indemnification obligation of the Sellers under Section 7.2(a)(i) (other than in connection with Seller Fundamental Representations or the representations and warranties made under Section 3.11) shall in no event exceed $3,500,000 (the “Cap”);

(iii)                               the cumulative indemnification obligation of the Sellers under Section 7.2(a)(i) (only in connection with the Seller Fundamental Representations and the representations and warranties made under Section 3.11) shall in no event exceed the Purchase Price actually received; and

(iv)                              the cumulative indemnification obligations of the Sellers under Section 7.2(a)(v) shall in no event exceed $2,250,000, and shall terminate upon the expiration or invalidation of the ‘888 Patent (for the avoidance of doubt, including all foreign counterparts thereof); provided that the indemnification obligations of the Sellers under Section 7.2(a)(v) shall not so terminate with respect to any unresolved claim thereunder if notice of such claim shall have been given to the Sellers prior to such time.

Section 7.3                                    Indemnification by Purchaser.

(a)                                 Subject to the provisions of this Article VII, effective at and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and Representatives (collectively, the “Seller Indemnified Parties”, who are express and intended third party beneficiaries of this Article VII), from and against any and all Covered Losses which are incurred or suffered by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Covered Losses relate to any Third Party Claim) and which arise from or as a result of (i) any breach or inaccuracy of any representation or warranty of Purchaser contained in Article IV; (ii) any breach or nonperformance of any covenant or agreement of Purchaser contained in this Agreement; (iii) any Assumed Liability; and (iv) any Purchaser Taxes.

(b)                                 Notwithstanding any other provision to the contrary:

(i)                                     Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Covered Losses pursuant to any claim under Section 7.3(a)(i), until the aggregate amount of the Seller Indemnified Parties’ Covered Losses under Section 7.3(a)(i) exceeds the Threshold, and then only to the extent the aggregate amount of all such Covered Losses exceeds the Threshold, subject to Section 7.3(b)(ii);

(ii)                                  the cumulative indemnification obligation of Purchaser under Section 7.3(a)(i) (other than in connection with Purchaser Fundamental Representations) shall in no event exceed the Cap; and

(iii)                               the cumulative indemnification obligation of Purchaser under Section 7.3(a)(i) (only in connection with Purchaser Fundamental Representations) shall in no event exceed the Purchase Price.

Section 7.4                                    Procedures.

(a)                                 A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail, to the extent known by the Indemnified Party, the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is actually and materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 7.1 for such representation, warranty, covenant or agreement.

(b)                                 Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 7.2(a) or Section 7.3(a), the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party), by delivering notice to the Indemnified Party within thirty (30) Business Days of the receipt of notice of such Third Party Claim that such Indemnifying Party will (i) assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party) and (ii) subject to the limits set forth in this Article VII, indemnify the Indemnified Party from and against any Covered Losses that the Indemnified Party may suffer with respect to the Third Party Claim; provided, that the Indemnifying Party shall not have the right to assume the defense or control of the Third Party Claim in the event that (1) such Third Party Claim (A) seeks non-monetary relief; (B) involves criminal or quasi-criminal allegations; (C) is not a Designated Third Party Claim and involves allegations of infringement, misappropriation, dilution or violation of any Intellectual Property rights of any Person (including Purchaser or its Affiliates); (D) is inappropriate for joint representation because of an actual conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim; or (E) relates to Taxes of the Indemnified Party or any of its Affiliates or (2) the amount of Covered Losses arising or resulting from such Third Party Claim could be reasonably expected to exceed 150% of the maximum amount for which the Indemnifying Party is obligated to indemnify pursuant to the terms hereof.  So long as the Indemnifying Party has assumed the defense of a Third Party Claim in accordance herewith and notified the Indemnified Party in writing thereof, the Indemnified Party may participate in such defense at its own expense.  If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 7.4(b), the Indemnified Party shall be entitled to, after providing notice to the Indemnifying Party, control the defense of such Third Party Claim and employ counsel reasonably satisfactory to the Indemnifying Party to represent or defend it against any such Third Party Claim, and the Indemnifying Party shall not have any right to participate in the settlement or assume or reassume the defense of such Third Party Claim; provided that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); and the Indemnifying Party shall not, in connection with any Third Party Claim or any separate but substantially similar Third Party Claims arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such Third Party Claim.  If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not consent to a settlement or compromise of, or the entry of any judgment arising from such Third Party Claim without the prior written consent of the Indemnified Party unless such compromise, settlement or judgment (X) is only for money damages, the full amount of which shall be paid by the Indemnifying Party, (Y) does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party and (Z) includes a complete and unconditional release of each Indemnified Party from any and all Liability in respect of such Third Party Claim.  To the extent such cooperation is permitted by applicable Law and would not result in a waiver of the attorney-client privilege, Purchaser or the Sellers, as the case may be, shall, and shall use commercially reasonable efforts to cause each of their respective Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of any Third Party Claim, including by furnishing (during regular business hours and upon prior notice) books and records, personnel and witnesses, as are reasonably required for any defense of such Third Party Claim.  Without limiting the generality of the foregoing procedures, any Indemnified Party who is or may be entitled to indemnification against a Third Party Claim pursuant to this Agreement shall, to the extent permitted by applicable Law and to the extent that such actions would not result in a waiver of the attorney-client privilege, (x) provide to the Indemnifying Party copies of all documents and information relating to such Third Party Claim which are in the possession or control of the Indemnified Party and which are reasonably required by the Indemnifying Party for the defense of such Third Party Claim and (y) give the Indemnifying Party reasonable access during regular business hours to the accounting and other appropriate personnel and the independent accountants of the Indemnified Party and its Affiliates as reasonably required in order to permit the Indemnifying Party to obtain information reasonably required to evaluate such Third Party Claim; provided that the Indemnifying Party shall reimburse such Indemnified Party or its Affiliates for reasonable out-of-pocket expenses, including attorneys’ fees, incurred in connection with providing access to such personnel and independent accountants.

Section 7.5                                    Remedies.  Purchaser and the Sellers acknowledge and agree that, subject to Section 7.7, following the Closing, the indemnification provisions of Section 7.2 and Section 7.3 shall be the sole and exclusive remedies of the Sellers and Purchaser, respectively, for any Covered Losses (including any Covered Losses from claims for breach of contract, warranty or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that any Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, including any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, except (a) the Parties’ right to seek specific performance pursuant to Section 9.6 or (b) with respect to fraud or willful breach.

Section 7.6                                    Additional Indemnification Provisions.

(a)                                 Any indemnification pursuant to this Article VII requiring the payment of funds by an Indemnifying Party to an Indemnified Party shall be effected by wire transfer of immediately available funds to an account designated by the Sellers or Purchaser, as the case may be, within three (3) Business Days after the final determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the Parties.

(b)                                 Notwithstanding anything to the contrary herein, all materiality, material adverse effect or similar qualifiers shall be disregarded for purposes of determining Covered Losses arising from any breach or inaccuracy of any representations and warranties hereunder.  With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have actually been recovered by the Indemnified Party (net of recovery costs and premium increases) in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made).

Section 7.7                                    Set-Off Right for Qualifying IP Claims.

(a)                                 A “Qualifying IP Claim” means any third party claim, demand or action to the extent alleging that the use by Purchaser or any of its Affiliates of any Purchased IP as it exists as of the Closing and in connection with DH-II Products, infringes, violates or misappropriates any Intellectual Property rights of the applicable third party that were in existence as of the Closing Date.  A Qualifying IP Claim shall not include any third party claim, demand or action to the extent based on or arising from: (i) any material modification or alteration of the Purchased IP made by or on behalf of Purchaser or its Affiliates after the Closing Date, (ii) any technology, information, Intellectual Property or other materials not included in the Purchased IP or developed, acquired or licensed by Purchaser or its Affiliates after the Closing Date, or (iii) any use or exploitation of the Purchased IP by Purchaser or its Affiliates other than in connection with DH-II Products.

(b)                                 Subject to Section 7.7(d), Purchaser shall have the right to reduce the amount of any Milestone Payments due to the Sellers hereunder by the amount of any Covered Losses incurred or suffered by Purchaser or any of its Affiliates or to which Purchaser or any of its Affiliates may otherwise become subject and which are based on or arise from any Qualifying IP Claim; provided that such Covered Losses are reasonably documented by Purchaser or its Affiliates, with such documentation provided to the Sellers.  Any amounts offset by Purchaser against any Milestone Payment pursuant to this Section 7.7 shall be deemed to have been paid by Purchaser to the Sellers pursuant to this Agreement.

(c)                                  In the event any third party files or threatens to file any claim, demand or action that Purchaser determines in good faith constitutes a Qualifying IP Claim, Purchaser shall promptly notify Sellers in writing of such pending or threatened claim, demand or action, describing in reasonable detail, to the extent known by Purchaser, the facts and circumstances with respect to the subject matter thereof.  Thereafter, Purchaser shall assume control over such Qualifying IP Claim (with Seller reserving the right to participate in the defense thereof at its own expense) in accordance with the procedures set forth in Section 7.4 as if such Qualifying IP Claim were a claim for which Purchaser were obligated to indemnify any Seller pursuant to the terms of this Agreement.  Purchaser shall not consent to a settlement or compromise of, or the entry of any judgment arising from such Qualifying IP Claim, without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed).

(d)                                 Notwithstanding anything to the contrary contained herein, (i) Purchaser’s rights under this Section 7.7 shall expire on the date that is two (2) years following the first commercial sale of a DH-II Product to a third party in the United States, (ii) Purchaser may not reduce the amount of Milestone Payments under this Section 7.7 by more than $5,000,000 in the aggregate, and (iii) following the two (2)-year anniversary of the Closing Date (except with respect to Sellers’ representations and warranties with respect to intellectual property matters included in the Seller Fundamental Representations), Purchaser’s rights under this Section 7.7 shall be Purchaser’s sole and exclusive rights and remedies for any Covered Losses with respect to Qualifying IP Claims (for the avoidance of doubt, Sellers’ representations and warranties under Section 3.6 (other than the fourth sentence of Section 3.6(a)) and Sellers’ indemnification obligations under this Article VII with respect to the breach of any such representations and warranties shall not apply to any such Covered Losses).

Section 7.8                                    Limitation on Liability.  Notwithstanding anything to the contrary contained in this Agreement (including this Article VII), to the fullest extent allowed under applicable Law, in no event shall any Party be liable to the other Parties or its Affiliates or any third Person, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and “Covered Losses” shall not include any punitive, incidental, consequential, special or indirect damages, including with respect to lost profits, diminution in value, damages to reputation or loss to goodwill, except to the extent that (a) any of the foregoing damages are asserted by any third party against an Indemnified Party or (b) consequential damages relate to (x) a breach of Section 3.5(b) or any Seller Fundamental Representation or Purchaser Fundamental Representation, or (y) any Designated Third Party Claim.

Section 7.9                                    Effect of Investigation. The representations and warranties of the Indemnifying Party, and the Indemnified Party’s right to indemnification hereunder, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

ARTICLE VIII
TERMINATION

Section 8.1                                    Transfer Right.  If at any time during the eighteen (18) months following the date hereof (i) the Federal Trade Commission notifies Purchaser that the Commission has voted to commence an Antitrust Action, or (ii) the Federal Trade Commission or Department of Justice commences an Antitrust Action, Purchaser may, in its sole discretion and its sole option, elect to sell, transfer and assign (the “Regulatory Sale”) the Purchased Assets (as the same may exist and be held by Purchaser or its Affiliates upon the date of the closing of the Regulatory Sale) (the “Sale Assets”) to the Seller Parent for an amount equal to the Base Purchase Price.  Subject to the foregoing sentence, Purchaser may exercise its option to consummate the Regulatory Sale by delivering a written notice to the Sellers of its irrevocable agreement to sell, transfer and assign the Sale Assets to the Seller Parent (the “Sale Notice”) at any time prior to the date which is thirty (30) days following the date which is eighteen (18) months following the date of this Agreement; provided that (x) on the date of the delivery of the Sale Notice, an Antitrust Action is still ongoing or (y) the date of the delivery of the Sale Notice is within thirty (30) days following the Federal Trade Commission first notifying Purchaser at a time within eighteen (18) months following the date of this Agreement that the Commission has voted to commence an Antitrust Action.  The closing of the Regulatory Sale shall take place on a date designated by Purchaser in the Sale Notice, which such date shall be a Business Day not less than thirty (30) days and not more than sixty (60) days following the delivery of the Sale Notice. The Regulatory Sale shall be consummated pursuant to a written asset purchase agreement to be negotiated and agreed upon in good faith by the Seller Parent and Purchaser; provided that (i) the Seller Parent shall be entitled to receive from Purchaser customary representations and warranties regarding good title to the Sale Assets, free and clear of Liens arising after the Closing Date, Purchaser’s authorization and or capacity to sell the Sale Assets, and that the agreement containing such representation and warranties is a valid and binding agreement, enforceable against Purchaser in accordance with its terms, and representations and warranties covering the following matters, generally on terms consistent with the representations and warranties set forth in this Agreement that cover these matters:  no conflicts or consents arising or required with respect to the Regulatory Sale, no material breach of or defaults under the Assigned Contracts after the Closing Date, compliance with applicable Laws (including Environmental Laws) and Business Permits after the Closing Date, and no other representations other than as may be agreed by Purchaser in its sole discretion, (ii) the Seller Parent shall assume and agree to discharge or perform all Assumed Liabilities assumed by Purchaser pursuant to Section 2.6 and all substantially similar Liabilities with respect to the Sale Assets in existence as of the date of the Regulatory Sale, and (iii) Purchaser and Seller Parent shall be responsible on a 50/50 basis for severance payment obligations (to the extent consistent with or arising under the Severance Policy) to any Transferred Business Employees who do not transfer to Seller Parent or its Affiliates in connection with the Regulatory Sale and whose employment is terminated by Purchaser or its Affiliates within 30 days following the closing of the Regulatory Sale.  Both Parties will use commercially reasonable efforts to close the Regulatory Sale promptly, provided that no injunction or, other order, or law would make the closing unlawful.  As used in this Section 8.1, “Antitrust Action” means a litigation claim in a United States federal court by the Federal Trade Commission or Department of Justice or a Part III administrative litigation proceeding by the Federal Trade Commission, seeking to unwind the purchase and sale of the Purchased Assets, require Purchaser to divest any material portion of the Purchased Assets, or otherwise invalidate the Transaction.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                    Entire Agreement.  This Agreement and the other Transaction Documents, and the Schedules, Annexures and Exhibits hereto and thereto, and the Confidentiality

Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

Section 9.2                                    Assignment.  Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties hereto; provided that, without the consent of the Sellers, Purchaser may transfer or assign (including by way of a pledge), in whole or from time to time in part, all of its rights and obligations under this Agreement to (a) one or more of its Affiliates or (b) to any subsequent purchaser of Purchaser or substantially all of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise), so long as such purchaser and the ultimate parent entity thereof agree to be bound by and perform Purchaser’s obligations hereunder; provided further that no such transfer or assignment will relieve Purchaser of its obligations hereunder.  Any attempted assignment in violation of this Section 9.2 shall be void.  Subject to the two (2) preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.3                                    Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  By an instrument in writing, Purchaser, on the one hand, or the Sellers, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform.

Section 9.4                                    No Third-Party Beneficiaries.  Except for Section 7.2 and Section 7.3, which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the other Transaction Documents and the Exhibits, Annexures and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 9.5                                    Notices.  All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)                                 if to Purchaser,

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, California 94588
Facsimile:  +1 (925) 734-4070
Attention:  David Lehman, Senior Vice President & General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Facsimile:  (650) 463-2600
Attention:  Charles Ruck

Tad Freese

(b)                                 if to the Sellers,

Terumo Corporation

Tokyo Tatemono Yaesu Building, 7th Floor

4-16, 1-chome, Yaesu, Chuo-ku

Tokyo, 103-0028

Japan

Facsimile:  +81-3-6742-8771

Attention:  Shouji Hatano, Senior Executive Officer, General Manager of Strategy Planning Dept.

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Shin Marunouchi Building 29F

5-1 Marunouchi 1-chome

Chiyoda-ku, Tokyo 100-6522

Facsimile:  +81-3-3214-6512
Attention:  Stan Yukevich

Section 9.6                                    Specific Performance.  The rights and remedies of the Parties shall be cumulative (and not alternative).  The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 9.7                                    Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.8                                    Mediation and Arbitration.

(a)                                 If a dispute arises from or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, the Parties agree to endeavor first to settle the dispute by the International Centre for Dispute Resolution (“ICDR”) under its International Mediation Procedures before resorting to arbitration.

(b)                                 The Parties further agree that any dispute, controversy or claim arising out of or relating to this Agreement, or breach thereof, that remains unresolved within sixty (60) days following the filing of a request for mediation or within such other period as the Parties may agree in writing, shall be settled by arbitration administered by the ICDR in accordance with its International Arbitration Rules (the “ICDR Rules”).  In addition to the ICDR Rules, the Parties agree that the arbitration shall be conducted according to the IBA Rules on the Taking of Evidence in International Arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The place of arbitration shall be New York, New York.  The language of the arbitration shall be English.  The award of the arbitrator(s) shall be accompanied by a reasoned opinion.

(c)                                  The arbitrator(s) shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrators may deem appropriate, and the arbitrators may render an award on such issue.

(d)                                 The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrator(s), all of their costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees.

(e)                                  The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, the rules and regulations of any stock exchange or quotation services on which such Party’s stock is traded or quoted, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

(f)                                   Nothing in this Agreement shall prevent any Party from seeking provisional measures from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(g)                                  Unless otherwise agreed in writing, the Parties will continue to perform their respective obligations under this Agreement during any mediation, arbitration or court proceeding.

Section 9.9                                    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.10                             Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail or otherwise) to the other Parties.  This Agreement has been executed in the English language.  If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 9.11                             Expenses.  Except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 9.12                             Interpretation; Absence of Presumption.  It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement.  Nothing herein (for the avoidance of doubt, including the Seller Disclosure Schedules or the Purchaser Disclosure Schedules) shall be deemed an admission by any Party or any of its Affiliates, in any Proceeding, that such Party or any such Affiliate or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.  For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit, Annex and Schedule are references to the Articles, Sections, paragraphs, Exhibits, Annex and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) the Sellers and

Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TERUMO CORPORATION

By:	/s/ Yutaro Shintaku
Name:	Yutaro Shintaku
Title:	President and Representative Director

TERUMO HEART, INC.

By:	/s/ William Pinon
Name:	William Pinon
Title:	President and Chief Executive Officer

THORATEC CORPORATION

By:	/s/ Gerhard F. Burbach
Name:	Gerhard F. Burbach
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]